EXHIBIT 10.4
DATED 29 April, 2011
(1)	WDC LIMITED PARTNERSHIP

(2)	TD UNITED KINGDOM ACQUISITION LIMITED

(3)	BRIGHTSTAR CORP.

(4)	TECH DATA CORPORATION

(5)	BRIGHTSTAR EUROPE LIMITED

THIRD AMENDED AND RESTATED
SHAREHOLDERS’ DEED
relating to the establishment and operation of
BRIGHTSTAR EUROPE LIMITED
(as amended and restated on 29 April, 2011)

     i

26.	ENTIRE AGREEMENT	45

27.	VARIATIONS	46

28.	WAIVER	46

29.	INVALIDITY	46

30.	INADEQUACY OF DAMAGES	46

31.	NOTICES	47

32.	COUNTERPARTS	49

33.	GOVERNING LAW AND JURISDICTION	49

34.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	50

SCHEDULE 1		52

	Initial ‘A’ and ‘B’ Directors and Secretary	52

SCHEDULE 2		53

	Warranties	53

	Part 1	53

	Part 2	54

SCHEDULE 3		55

	Mobile Products	55

SCHEDULE 4		57

	Territories	57

SCHEDULE 5		58

	Restricted Matters	58

SCHEDULE 6		61

	The Guarantee	61

SCHEDULE 7		64

	Board Checklist/Agenda	64

SCHEDULE 8		65

	TechData Funding Advance	65
     ii

THIS DEED is made on 29 April, 2011
BETWEEN:
(1)	WDC LIMITED PARTNERSHIP a limited partnership formed under the laws of Bermuda whose principal place of business and registered office is at Milner House, 19 Parliament Street, Hamilton HM11, Bermuda (“Brightstar”);

(2)	TD UNITED KINGDOM ACQUISITION LIMITED a company incorporated under the laws of England under company number 4603099 whose registered office is at Hampshire House, Wade Road, Basingstoke, Hants RG24 8NE (“TechData”);

(3)	BRIGHTSTAR CORP. whose principal place of business is at 9725 N.W. 117 Avenue, Suite 300, Miami Florida 33178(“Brightstar Guarantor”);

(4)	TECH DATA CORPORATION whose principal place of business is at 5350 Tech Data Drive, Clearwater, Florida 33760 (“TechData Guarantor”); and

(5)	BRIGHTSTAR EUROPE LIMITED a company incorporated under the laws of England under company number 5873752 whose registered office is at Hampshire House, Wade Road, Basingstoke, Hampshire RG24 8NE (the “Company”).
RECITALS:
(A)	The Company is a private limited company incorporated on 12 July 2006 with limited liability under the Companies Act 1985 and had prior to the Original Deed (as defined in Recital D) an authorised share capital of £1,000 divided into 1,000 ordinary shares of £1 each of which 1,000 ordinary shares have been issued and are fully paid.

(B)	Brightstar Guarantor is the registered and beneficial owner of 1,000 issued ordinary shares in the Company.

(C)	It is proposed to undertake a capital reorganisation of the Company on the date of this Deed whereby the entire share capital will be increased by €20,001 and such increased share capital will be divided into 10,000 ‘A’ Shares, 10,000 ‘B’ shares and 1 Preference Share.

(D)	Brightstar and TechData entered into a Shareholders’ Deed in respect of the Company on 26 April 2007 (the “Original Deed”), which was amended and restated on 14 July 2009 and again on 20 October 2010.

(E)	Brightstar and TechData pursuant to the Original Deed to regulate their joint ownership of the Company which commenced engaging in the Business (as hereinafter defined) and agreed that their respective rights as shareholders and the business of the Company shall be conducted in accordance with the provisions of the Original Deed. The Company has since that date operated as a full function joint venture and has a management dedicated to its day to day operations and access to sufficient resources to conduct the Business on a long term basis with the intention that in cooperation with each TD Affiliate for each TD Affiliate operates the Business pursuant to the related Risk Allocation Deed.

(F)	Brightstar is a subsidiary undertaking of Brightstar Guarantor and Brightstar Guarantor has agreed in consideration of TechData entering into this Deed and agreeing to be bound by its terms, to guarantee the performance by Brightstar of its obligations under this Deed and furthermore, as part of the re-organisation described in Clause 2 to sell and transfer an equal number of Existing Ordinary Shares to each of TechData and Brightstar in accordance with the terms of this Deed.

(G)	TechData is a subsidiary undertaking of TechData Guarantor and TechData Guarantor has agreed, in consideration of Brightstar entering into this Deed and agreeing to be bound by its terms, to guarantee the performance by TechData or any affiliate of TechData of its obligations under the Agreement.

(H)	The Company has agreed as consideration for the Shareholders agreeing to enter into this Deed and subscribe for the Shares to enter into and be bound by the terms of this Deed.

(I)	The parties have agreed as at 29 April 2011 to amend the following definitions to this Deed.

The following definition was added:

“TD Working Capital Structure”

(J)	The parties have agreed as at 29 April 2011 to amend the following clauses and schedules to this Deed.
•	Clause 3.1 ;

•	Clause 3.2;

•	Clause 5.1(e);

•	Clause 5.3;

•	Clause 5.7; and

•	Schedule 8.

IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed the following words and expressions and abbreviations shall have the following meanings, unless the context otherwise requires:

“‘A’ Director” means a director holding office pursuant to a notice given by the holder of the issued ‘A’ Shares under Clause 6.1 hereof;

“ADR Notice” has the meaning given in Clause 12.4;

“affiliate” means in relation to a Shareholder, its parent undertakings and its subsidiary undertakings and the subsidiary undertakings of its parent undertakings from time to time, save that no member of the Group shall for these purposes be an affiliate of either Shareholder;

“Amended Deed” means this deed amending and restating the Original Deed dated 14 July 2009;

“AOP” or “Annual Operating Plan” means the operating plan for the Business as approved by the Board for each Financial Year. Such plan shall be in such form as the Board may determine but, subject thereto, it shall set forth in reasonable detail satisfactory to each of the A and B Directors, the business to be developed, the countries to be focused upon, the projected profit and loss account and capital (including working capital) requirements and cash flow needs of the Company with respect to the Business. The Annual Operating Plan shall be updated by at least three forecasts during the year that shall be presented to the Board at each fiscal quarter’s Board Meeting;

“Articles” means the articles of association of the Company in the agreed form to be adopted pursuant to Clause 2.5 and as thereafter amended from time to time;

“‘A’ Shareholder” means Brightstar and/or other member of the Brightstar Group for the time being registered as a holder of ‘A’ Shares;

“‘A’ Shares” means the Ordinary Shares designated as ‘A’ Shares;

“Azlan Logistics” means Azlan Logistics Limited, a company incorporated in England and Wales under number 4625566;

“‘B’ Director” means a director holding office pursuant to a notice given by the holder of the issued ‘B’ Shares under Clause 6.2 hereof;

“‘B’ Shareholder” means TechData and/or other member of the TechData Group for the time being registered as a holder of ‘B’ Shares;

“‘B’ Shares” means the Ordinary Shares designated as ‘B’ Shares;

“BEL Loan Agreement” means the US$20 million loan agreement in the agreed form which has entered into the Original Completion between the Company and Azlan Logistics;

“Board” means the board of directors of the Company;

“Board Presentations” means the presentations prepared by the Executive Directors related to the Business, including management plans and restructuring plans, if any and approved by the Board being a management tool to help the Board determine the appropriate strategy of the Business and to monitor progress which shall be in such form or forms as the Board may approve, but such presentations shall be consistent with the presentations made to TechData as part of its senior management review process during each fiscal quarter.

“Brightstar Group” means Brightstar and all its affiliates and each of them;

“Brightstar Loan Agreement” means the loan agreement in the agreed form which was entered into at the Original Completion between Brightstar (or an affiliate of Brightstar) and the Company or Azlan or other subsidiary of TechData for use in the Business;

“Brightstar Mobile Customer” means a customer of the TD Affiliate that on or after February 1, 2008 meets all of the following conditions
a.	in the 12 months preceding becoming a customer of such TD Affiliate was not an active customer of the TechData Group for products other than Mobile Products with annual revenue of the equivalent of US$1,000,000 (using the average exchange rate during the period the revenue was received) or more; and

b.	greater than 50% of the TD Affiliate’s revenue in each fiscal year from such customer arises from any combination of the following: 1. mobile network operations (MNO); 2. mobile virtual network operations (MVNO); 3. specialized mobile product retail sales; 4. independent mobile dealership operations; and 5. mobile sub-distribution operation; and

c.	is not a subsidiary or division of an existing TechData Group customer, which customer meets the requirements of (a) above; and

d.	is not a general retailer that sells a diverse set of products in which IT products, Mobile Products and consumer electronics are not a majority of the total available product lines; and

e.	Has been approved in writing as meeting the conditions a. through d. above by the relevant managing director of the TD Affiliate and the Tech Data Group President, Europe or any customer of a TD Affiliate that the TechData Group President otherwise approves in writing;
Provided, however, a customer that is in one of the categories listed in b. above shall not be excluded from the definition of a Brightstar Mobile Customer under a. above unless the TD Affiliate has notified the Company in writing that the customer is a TechData Group customer prior to the Company engaging in discussions with such customer for the sale of Mobile Related IT Products.

“Brightstar Total Funding” means, at any time, the aggregate amount of all funding made to the Business by Brightstar (or any of its affiliates) plus the aggregate amount of any then outstanding Brightstar Phase 2 Contribution (as defined in clause 5.1) but not including the Excluded Funding;

“Brightstar Trade Mark Licence” means the trade mark licence in the agreed form entered into on the Original Completion between Brightstar Guarantor, the Company and TechData;

“Business” means the business of servicing, selling and distributing Mobile Products by way of subsidiaries of the Company, or directing various members of the TechData Group in their respective Relevant Territory in accordance with the Risk Allocation Deed and the servicing, selling and distributing to Brightstar Mobile Customers such Mobile Related IT Products as approved by the Board by way of subsidiaries of the Company, or directing various members of the TechData Group in their respective Relevant Territory in accordance with the Risk Allocation Deed and the provision of strategic outsourcing services related to any Mobile Products and Mobile Related IT Products in each such Relevant Territory as approved by the Board;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

“Business Plan” has the meaning given in Clause 4.1;

“Buy-out” has the meaning given in Clause 17.3(a);

“Control” has the meaning given in Clause 13.3(b);

“Change of Control” has the meaning given in Clause 13.3(a);

“company” includes any body corporate;

“[Subsequent] Completion” means the carrying out by the parties of their respective obligations set out in Clause 2;

“CTA” means the Corporation Tax Act 2010;

“Deadlock Notice” has the meaning given in Clause 12.2;

“Deadlock Sale Notice” has the meaning given in Clause 12.11(a);

“Deadlock Price” has the meaning given in Clause 12.11(a);

“Default Notice” has the meaning given in Clause 13.2(a);

“Defaulting Shareholder” has the meaning given in Clause 13.1;

“Deferred Shares” means the deferred shares of £1 in the capital of the Company;

“Directors” means the ‘A’ Directors and the ‘B’ Directors;

“Disputed Proposal” has the meaning given in Clause 4.3(a);

“Election Notice” has the meaning given in Clause 12.11(b);

“Encumbrance” includes (without limitation) any mortgage, charge, pledge, hypothecation, lien and security interest of whatsoever nature (including, without limitation, any imposed by law) and any proprietary interest or equity of any person including (without limitation) any agreement for sale, estate contract, title retention, option or right of pre-emption or right of first refusal and any easements, profits, way leaves, licences, grants, covenants, restrictions, stipulations and burdens;

“Enterprise Value” means the fair value of the Business as determined by the Independent Business Valuation Firms;

“Excluded Funding” means the aggregate amount advanced to the Company by the Shareholders (or respective affiliates) by way of funding for sums related to:
a.	any acquisition of shares or assets of an entity in excess of Ten Million Dollars ($10,000,000) by the Company or the Business;

b.	matters pursuant to the Risk Allocation Deed;

c.	borrowed amounts guaranteed by the Shareholders, or members of the Shareholder’s Groups that are used by the Company, or subsidiaries of the Company, for the Business; or

d.	any other funding needs of the Company or the Business which do not arise from the ordinary course of business,
“Executive Director” has the meaning given in Clause 6.6;

“Existing Ordinary Shares” means the 1,000 ordinary shares of £1 each in the capital of the Company in existence immediately before the Original Completion;

“Event of Default” has the meaning given in Clause 13.1;

“Final Notice” has the meaning given in Clause 12.11(b);

“Financial Year” means a financial year for the purposes of the Companies Act 1985;

“Guaranteed Party” means, in relation to Brightstar Guarantor, TechData and any other TechData Party and in relation to TechData Guarantor, Brightstar;

“Guarantor” means Brightstar Guarantor or, TechData Guarantor as the context requires;

“Group” means the Company and its subsidiary undertakings from time to time (if any);

“Independent Business Valuation Firm” means an independent business valuation firm appointed pursuant to Clause 14.1 and, where relevant, the Third Independent Business Valuation Firm appointed pursuant to Clause 14.3;

“Initial Funding” means the aggregate of the amount paid to the Company in respect of the subscription for Shares by the Shareholders pursuant to Clause 2.4 and the amounts made available at Completion to the Company (or, at its direction, Azlan Logistics) pursuant to the Loan Agreements;

“Insolvency Event” has the meaning given in Clause 17.3(e);

“Liquidation Notice” has the meaning given in Clause 12.13;

“Loan Agreements” means the BEL Loan Agreement, the Brightstar Loan Agreement and the US$80M Loan Agreement;

“London Stock Exchange” means the London Stock Exchange plc;

“Mobile Products” means the products described in Schedule 3;

“Mobile Related IT Products” means laptops, notebooks, sub-notebooks (e.g. netbooks) and associated accessories, memory and pre-loaded software that are purchased by customers of the specialized mobile telephony product and services channel.

“Motorola” means Motorola, Inc. of 600 North US Highway 45, Libertyville, Illinois 60048-1286, United States of America;

“Non-Defaulting Shareholder” has the meaning given in Clause 13.2(a);

“Ordinary Shares” means ordinary shares of €1 each in the capital of the Company;

“Original Completion” shall have the same meaning as the word “Completion “ in the Original Deed;

“Original Deed” means the agreement amongst the parties hereto dated 26 April 2007;

“Other Shareholder” means as to the ‘A’ Shareholder, the ‘B’ Shareholder, and as to the ‘B’ Shareholder, the ‘A’ Shareholder;

“Phase 2 Funding” means, in relation to any funding calls of up to, in aggregate $200m (taking into account the Initial Funding), the amount to be advanced in relation to the Business by the Shareholders (or their respective affiliates) which the Company approves to be required for its working capital needs in the ordinary course of the Business pursuant to the Business Plan, but not including the Excluded Funding.

“Phase 2 Funding Call” means the funding call made by the Company to its Shareholders pursuant to clause 5.1(a) in relation to a Phase 2 Funding requirement;

“Post-tax Profits” means in respect of any Financial Year, the audited post-tax profit of the Company as shown in the audited profit and loss account of the Company for that Financial Year;

“Preference Dividend” has the meaning given in the Articles;

“Preference Shares” means preference shares of €1 each in the capital of the Company;

“Principal Obligor” means, in relation to Brightstar Guarantor, Brightstar and in relation to TechData Guarantor, TechData;

“Quarterly Forecasts” means, subject to the approval by the Board, a financial plan that updates the AOP during each fiscal quarter for any Financial Year for the Business in such form as the Board determine but which, subject as aforesaid, shall set forth the projected profit and loss accounts, cash flows and balance sheet items (including capitalization plans, capital expenditures, debt levels and methods of financing the operations of the Business ) of the Business for the next four fiscal quarters of the Business;

“Recipient” has the meaning given in Clause 12.11(a);

“Relevant Date” has the meaning given in Clause 17.3(b);

“Relevant Period” has the meaning given in Clause 17.3(c);

“Relevant Territory” shall have the meaning set out in Clause 4.1;

“Restatement Date” means the date on which the Amending Deed has been entered into;

“Risk Allocation Deed” means the deed in the agreed form to be entered into in relation to a Relevant Territory, amongst the relevant TD Affiliate, the Company, Brightstar Guarantor and TechData Guarantor relating to the provision of certain services to TD Affiliate by the Company;

“Rollout Business Plan” means the rollout business plan of the Company in the form set out in Schedule 7 of the Original Deed (as such document maybe amended from time to time as determined by the Board by way of the AOP, Quarterly Forecasts and Board Presentations);

“Sale Shares” means the 500 Ordinary Shares held by the Brightstar Guarantor to be transferred to TechData immediately prior to Original Completion;

“Scope of the Business” has the meaning given in Clause 17.3(d);

“Server” has the meaning given in Clause 12.11(a);

“Shareholder Loans” has the meaning given in Clause 14.1;

“Shareholders” means the ‘A’ Shareholder and the ‘B’ Shareholder, which shall initially be Brightstar and TechData respectively;

“Shares” means the ‘A’ Shares, the ‘B’ Shares , the Preference Shares and the Deferred Shares;

“TD Affiliate” means any member of the TechData Group that is engaged in the Business;

“TD Working Capital Funding Structure” has the meaning given in clause 5.1(e);

“TechData Funding Advance” means any advances provided by a TechData Party to, or on behalf of, Brightstar in relation to any part of any Brightstar Phase 2 Contribution;

“TechData Group” means TechData and all its affiliates and each of them;

“TechData Party” means any member of the TechData Group providing an advance to, or on behalf of, Brightstar in accordance with the terms of this Agreement in order for Brightstar to make a related Brightstar Phase 2 Contribution;

“Territories” means each of the those countries listed in Schedule 4 and such others as may be approved by the Shareholders from time to time and “Territory” shall mean any one of such countries;

“Third Independent Business Valuation Firm” has the meaning given in Clause 14.3;

“Total Funding” means, at any time, the aggregate amount of all funding made to the Business by any of the Shareholders (or their respective affiliates) plus the aggregate amount of any then outstanding Phase 2 Funding Call, but not including the Excluded Funding;

“Transition Period” has the meaning given in Clause 19.4;

“US $80M Loan Agreement” means the loan agreement in the agreed form entered into on Original Completion between the Company, TechData Global Finance LP, Azlan Logistics and the Company for a facility of US$80 million; and

“Voting Shares” means the ‘A’ Shares and the ‘B’ Shares.

1.2	In this Deed unless otherwise specified, reference to:
(a)	“parent undertaking”, “subsidiary undertaking” and “undertaking” shall each be construed in accordance with sections 258 and 259 of the Companies Act 1985;

(b)	a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification initialled by or on behalf of each party;

(c)	“includes” and “including” shall mean including without limitation;

(d)	a “party” means a party to this Deed and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this Deed;

(e)	a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)	a “statute” or any of its provisions is to be construed as a reference to that statute or such provision as the same may have been amended or re-enacted before the date of this Deed;

(g)	“Clauses”, “paragraphs” or “Schedules” are to Clauses and paragraphs of and Schedules to this Deed;

(h)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(i)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(j)	the time of day is a reference to time in London, England.
1.3	The recitals and Schedules form part of the operative provisions of this Deed and references to this Deed shall, unless the context otherwise requires, include references to the recitals and Schedules.

1.4	The index to and the headings in this Deed are for information only and are to be ignored in construing the same.

2.	ESTABLISHMENT AND STRUCTURE OF THE COMPANY

Forthwith upon the execution of this Original Deed:

2.1	in reliance by TechData on the warranties contained in part 2 of Schedule 2:
(a)	Brightstar Guarantor shall sell and TechData shall purchase 500 Existing Ordinary Shares for a consideration of £1 (receipt of which is hereby acknowledged by Brightstar Guarantor);

(b)	Brightstar Guarantor shall sell and Brightstar shall purchase 500 Existing Ordinary Shares for a consideration of £1 (receipt of which is hereby acknowledged by Brightstar Guarantor), in each case with full title guarantee and free from Encumbrances;

2.2	each of Brightstar, Brightstar Guarantor and TechData shall use their respective powers to procure that the names of Brightstar and TechData are entered into the register of members of the Company in respect of the Existing Ordinary Shares purchased pursuant to Clause 2.1 above;

2.3	each of Brightstar, TechData and the Company shall procure (in so far as it is able) that the authorised share capital of the Company is increased by €20,001 by the creation of 20,001 new ordinary shares of €1 each and that the directors of the Company are authorised to allot shares up to the newly increased authorised share capital of the Company;

2.4	Brightstar shall subscribe the sum of US$10,000,000 in cash for 10,000 unissued Ordinary Shares and TechData shall subscribe the sum of US$10,000,000 in cash for 10,000 unissued Ordinary Shares;

2.5	each of Brightstar, TechData and the Company shall procure (in so far as it is able) that resolutions of the Company are passed to:
(a)	redesignate:
(i)	each of 10,000 ordinary shares of €1 held by Brightstar as an ‘A’ Ordinary Share;

(ii)	one authorised but unissued ordinary share of €1 to be held by Brightstar as a Preference Share;

(iii)	each of the 500 Existing Ordinary Shares held by Brightstar as a Deferred Share;

(iv)	each of 10,000 ordinary shares of €1 held by TechData as a ‘B’ Ordinary Share;

(v)	each of the 500 Existing Ordinary Shares held by TechData as a Deferred Share; and
(b)	adopt the Articles;

2.6
(a)	Brightstar shall give notice in writing in accordance with Clause 6.1 of the appointment and/ or designation of those persons listed in Schedule 1 as ‘A’ Directors; and

(b)	TechData shall give notice in writing in accordance with Clause 6.2 of the appointment and designation of those persons listed in Schedule 1 as ‘B’ Directors;
2.7	the parties shall procure the convening of a meeting of the Board and at such meeting the parties shall procure the implementation of the business and the passing of the resolutions necessary:
(a)	to enter into each of the Loan Agreements;

(b)	to appoint Citigroup as bankers to the Company;

(c)	to appoint such auditors to the Company as the directors shall agree;

(d)	to appoint and/ or designate the persons listed in Schedule 1 as the ‘A’ and ‘B’ Directors and secretary of the Company to the extent such persons are not already directors of the Company;

(e)	to resolve that the accounting reference date of the Company be 31 January;

(f)	to enter into the Brightstar Trade Mark Licence;

(g)	to enter into the Risk Allocation Deed; and

(h)	to change the registered office of the Company to Hampshire House, Wade Road, Basingstoke, Hants RG24 8NG;
2.8
(a)	Brightstar shall execute and the Shareholders shall procure that the Company shall execute the Brightstar Trade Mark Licence;

(b)	TechData shall procure that Azlan Logistics shall execute and the Shareholders shall procure that the Company shall execute the Risk Allocation Deed (“Original Azlan RAD”);

(c)	Brightstar shall procure that the Brightstar Guarantor shall execute the Risk Allocation Deed;

(d)	TechData shall procure that the TechData Guarantor shall execute the Risk Allocation Deed;

(e)	Brightstar (or the relevant affiliate of Brightstar) shall execute and the Shareholders shall procure that the Company shall execute the Brightstar Loan Agreement;

(f)	TechData (or the relevant affiliate of TechData) shall procure that Azlan Logistics shall execute and the Shareholders shall procure that the Company shall execute the BEL Loan Agreement; and

(g)	TechData (or the relevant affiliate of TechData) shall execute and shall procure that Azlan Logistics shall execute and the Shareholders shall procure that the Company shall execute the US$80M Loan Agreement.
2.9	Immediately following completion of the matters set out in Clause 2 above, Brightstar shall subscribe for 1 Preference Share in cash for €1 and Brightstar and TechData shall procure a meeting of the Directors is held to approve such allotment.

2.10	Where in accordance with the AOP, a Relevant Territory is identified to undertake Business, TechData shall procure that the relevant TD Affiliate shall execute and the Shareholders shall and shall procure that the Company shall execute the related Risk Allocation Deed as soon practical following all relevant Board and other approvals having been gained in respect of operating the Business in such Relevant Territory.

2.11	On the Restatement Date, TechData shall procure that the following TD Affiliates and the Shareholders shall and shall procure that the Company shall respectively execute a Risk Allocation Deed (or in the case of Azlan an amended version of the Original Azlan RAD):

Relevant TD Affiliates

Computer 2000 Distribution Ltd.	The United Kingdom

Tech Data Espana SLU	Spain and Portugal

Azlan Logistics	Each of the Territories as approved in the Business Plan, from time to time

Tech Data GmbH & Co. OHG	Germany
2.12	The Parties acknowledge that as at the Original Completion each of the obligations described in the preceding Clauses 2.1 to 2.9 have been satisfied in full.

3.	WARRANTIES

3.1	Each Shareholder warrants to the other at the date of this Deed as amended and restated that the matters contained in part 1 of Schedule 2 are true and accurate.

3.2	Each Guarantor warrants to the other parties (other than its Principal Obligor) at the date of this Deed as amended and restated that the matters contained in part 1 of Schedule 2 are true and accurate.

4.	THE BUSINESS OF THE COMPANY

4.1	The Shareholders and the Company agree that the only business of the Group shall be the Business which shall be operated within such of the Territories as maybe approved by the Board (“Relevant Territories”) and in accordance with the Rollout Business Plan as amended from time to time as approved by the Board, by the AOP, Quarterly Forecasts and Board Presentations (which documents, as amended from time to time as determined by the Board represent the “Business Plan”) and the Risk Allocation Deeds. The Shareholders agree to co-operate with each other in the running and operation of the Group to achieve this objective and to act reasonably and in good faith.

4.2	Except as the Shareholders may otherwise agree in writing, the Company shall and the Shareholders and the Company shall each exercise their respective powers in relation to the Group so as to ensure that (so far as they are each respectively able to do):
(a)	subject as otherwise required by law or by this Deed, the proceedings of the Group are conducted in such way as to maximise profit available for distribution to the Shareholders to the extent consistent with good business practice;

(b)	subject to Clause 5.2 below, the after pro-forma tax profits and losses arising from the operation of the Business are split between them according to the proportions of their respective holdings of Voting Shares , provided however, that up to an aggregate of the first five million dollars ($5,000,000) in losses shall be allocated 55% to the ‘B’ Shares and 45% to the ‘A’ Shares in accordance with Clause 5.1 of the Articles;

(c)	the Group shall deal with the Shareholders on an arm’s length basis and any existing or potential conflicts of interest are brought to the attention of the Company at the earliest opportunity;

(d)	no alteration is made to any provision of the Articles (save as provided in Clause 22) or the Company’s Memorandum of Association;

(e)	the Group shall maintain with a well established and reputable insurer adequate insurance against all risks usually insured against by companies carrying on the same or a similar business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all of its assets of an insurable nature;

(f)	the Group shall keep books of account and in them make true and complete entries of all its dealings and transactions of and in relation to the Business, such books of account to be based on the accounting policies and procedures of the TechData Group;

(g)	each accounting reference period of the Group (save for the first accounting period) shall be for a period of 12 calendar months;

(h)	if the Group requires any approval, consent, licence or clearance (including merger control clearance) for the carrying on of the Business in the places and in the manner in which it is from time to time carried on the Group (and, where appropriate, the Shareholders) will use reasonable endeavours having regard to standard market practice to obtain and maintain the same in full force and effect. The Group shall not commence operations in a Territory until it has obtained all such approvals, consents, licences and clearances from the relevant competition authorities in such Territory and, in particular, shall not conduct any business in:
(i)	Germany prior to obtaining clearance from the German Federal Cartel Office;

(ii)	the Czech Republic or Italy prior to obtaining clearance from the relevant competition authority; and
(i)	the Company shall at all times comply with its obligations contained in each of the various agreements referred to in Clauses 2.7 and 2.8 entered into by it on the date of this Deed and the agreements entered into from time to time as referred to in Clause 2.11.
4.3	In the event that at any time:
(a)	any proposal relating to the Business which at the relevant time falls outside the then current operations of the Business (whether on the basis of the proposed Territory or Territories or the nature of the services to be provided in respect of such proposal or otherwise in the Territories) is put to the Board and the Board does not resolve to pursue such proposal (a “Disputed Proposal”); and

(b)	in order for the Group to fund the Disputed Proposal, the Shareholders would be required to make available funds to the Group over and above the amount of the Initial Funding, then if either the ‘A’ Directors or the ‘B’ Directors voted in favour of pursuing the Disputed Proposal at the relevant meeting of the Board, the Shareholder who appointed such Directors (or any of its affiliates) (the “Permitted Person”) shall be entitled (within a period of 6 months following such meeting of the Board) to pursue the Disputed Proposal itself in which case in relation to such Shareholder carrying out any activity in relation to such Disputed Proposal itself:
(i)	the restrictions contained in Clauses 17.1 and 17.2(b) shall not apply to such Permitted Person only in respect of the Disputed Proposal; and

(ii)	the Group shall not at any time thereafter (without the prior written consent of the Shareholders) undertake any activities in the relevant Territory that compete directly or indirectly with the Disputed Proposal,
Provided that, for the avoidance of doubt, under no circumstances shall such Permitted Person be able to use the name or trading style of “Brightstar Europe” or suggest an association in relation to activities connected with or related to the Disputed Proposal.

4.4	In the event that there is a Disputed Proposal and, in order to fund the Disputed Proposal, the Shareholders would not be required to make available funds to the Group over and above the amount of the Initial Funding, neither Shareholder (nor any of their affiliates) shall be entitled itself to pursue such Disputed Proposal.

5.	FINANCE

5.1	In addition to the funds provided to the Company by way of share subscriptions carried out at Completion pursuant to Clause 2.4, the Shareholders agree to provide (or procure the provision of) additional funds as the Group may require from time to time in order to conduct the Business as determined by the Board and/ or in order to comply with the Company’s obligations under any Risk Allocation Deed. The process for any additional funding shall be as follows:
(a)	following approval by the Board of a funding call, all funding calls shall be satisfied by Shareholders on the basis of 50 per cent. of the total amount of such funding call being required;

(b)	all funding calls must be undertaken on a simultaneous basis from each Shareholder (or an affiliate of such Shareholder) and shall be upon matching terms respectively;

(c)	in relation to Brightstar’s obligation to fund the Business pursuant to clause 5.1(a) in connection with Phase 2 Funding (“Brightstar Phase 2 Contribution”), TechData , unless Brightstar otherwise directs, shall (or shall procure another TechData Party shall) provide an advance to, or on behalf of, Brightstar by way of a TechData Funding Advance on the terms described in Schedule 8, for all of Brightstar’s Phase 2 Contribution, except that portion of the Brightstar Phase 2 Contribution where X is a positive sum where:

X = (	TF	x 0.65) – BTF
2
TF means Total Funding; and

BTF means Brightstar Total Funding;

(d)	for the avoidance of doubt, TechData shall not be under any obligation of the sort described in clause 5.1(c) above in relation to advancing funds for that portion of the Brightstar Phase 2 Contribution that is reflected as a positive for X in the above formula or in relation to any Brightstar obligations concerning Excluded Funding; and

(e)	other than in respect of funds made available pursuant to the Loan Agreements, additional funding made available by the Shareholders pursuant to this Clause shall be made by delivering funds, as directed by TechData, either to the Company; or through the then current working capital funding process established by TechData Guarantor for its European Tech Data Group (the “TD Working Capital Funding Structure”) on the basis that they shall, subject to Clause 5.7 below, rank ahead of and be repaid by the Company to the relevant Tech Data Party in preference to all other amounts due from the Company to the Shareholders save for any amounts that are or become due from time to time to the holder of the Preference Shares in respect of such Shares. Tech Data Funding Advances together with an equivalent amount of the Tech Data portion of funding calls in which Tech Data Funding Advances were made shall be repaid by the Company to the relevant TechData Party pursuant to the provisions of Schedule 8 and through the TD Working Capital Funding Structure prior to the repayment of any other funding save for any amounts that are or become due from time to time to the holder of the Preference Shares in respect of such Shares.
5.2	Except as provided in Clause 5.1, it is the intention of the parties that any funding calls shall be satisfied in proportions equal to the Shareholders’ respective percentage ownership of Voting Shares at the time the commitment in question is agreed to be undertaken. In the event that any Shareholder pays more than 50 per cent. of any funding call, the Shareholders agree to make such adjustments as are necessary to ensure any distributable profits or capital of the Company available for distribution reflect the total amount of loan and equity funding provided by each Shareholder.

5.3	In this Clause 5, each of Brightstar and TechData’s obligation to fund the Company may be satisfied by payment from any other of Shareholders’ affiliates and such funds may be paid, as directed by TechData, either to the Company or pursuant to the provisions of Schedule 8 and through the TD Working Capital Funding Structure as the Company may direct and the provisions of this Clause 5 shall be construed accordingly.

5.4	If the Group borrows from a third party and if the Shareholders agree to such borrowing, the Shareholders agree that (except where the Shareholders have agreed in writing to the contrary):
(a)	subject to the terms of this Clause, any guarantee of the performance of obligations of any member of the Group required by any third party as a condition for such third party making any advance or entering into any agreement with any member of the Group shall be given severally by the Shareholders in proportion to their shareholdings; and

(b)	each of the Shareholders shall indemnify the Other Shareholder to the extent that the Other Shareholder is required to pay more than one half of the total sum (including costs, interest and other charges) required to be paid under any guarantee referred to in Clause 5.3(a) to the intent that each of the Shareholders shall bear one half of the liability under any such guarantee.
5.5	The Shareholders shall provide such guarantees to third parties as may be required for the conduct by the Group of the Business. Any such guarantees shall be undertaken on a simultaneous basis, shall be in proportions equal to the Shareholders’ respective percentage ownership of Voting Shares at the time the guarantee in question is agreed to be given and shall be upon matching terms respectively.

5.6	Each of the Company shall and the Shareholders shall procure (in so far as it is able) that:
(a)	the Company shall call for funding promptly so as to be able to satisfy its obligations under the Risk Allocation Deed; and

(b)	no sum shall be paid to the Shareholders (or any affiliate thereof) in relation to any repayment of the Initial Funding (but excluding any payment made in respect of the Preference Dividend) except where the Phase 2 Funding described in Clause 5.7 has been repaid in full.

5.7	Insofar as any Brightstar Phase 2 Contribution has been funded by way of the TechData Funding Advance, the Tech Data Funding Advances together with an equivalent amount of Tech Data’s own portion of funding calls (which have been made) to which such Tech Data Funding Advances relate were made shall be repayable in priority to both the Initial Funding and the remainder of the Phase 2 Funding and Excluded Funding.

6.	BOARD

6.1	For so long as Brightstar (or any member of the Brightstar Group) is registered as the holder of the ‘A’ Shares, such person shall have the right exercisable by notice in writing signed by a duly authorised officer to require the appointment of 3 directors of the Company from time to time and by like notice to require the removal of any such director and the appointment of another person to act in place of such Director. Any director so appointed shall be an ‘A’ Director.

6.2	For so long as TechData (or any member of the TechData Group) is registered as the holder of the ‘B’ Shares, such person shall have the right exercisable by notice in writing signed by a duly authorised officer to require the appointment of 3 directors of the Company from time to time and by like notice to require the removal of any such director and the appointment of another person to act in place of such director. Any director so appointed shall be a ‘B’ Director.

6.3	Notice of any appointment or removal required under Clause 6.1 or 6.2 (other than in respect of the appointment of the initial directors specified in Clause 6.5) shall be given by a Shareholder both to the Company at its registered office and to the Other Shareholder.

6.4	At all times during the continuance of this Deed, and unless the Shareholders shall otherwise agree in writing, the maximum number of Directors shall be six.

6.5	The initial ‘A’ Directors and ‘B’ Directors of the Company shall be those persons named in Schedule 1.

6.6	The Shareholders may agree from time to time to appoint employees of the Company as directors (such directors being hereinafter called “Executive Directors”). Executive Directors shall not be considered as nominees of the Shareholders (or either of them) and shall not constitute ‘A’ or ‘B’ Directors. Executive Directors shall be entitled to attend, but not vote, at meetings of the Board.

7.	MANAGEMENT

7.1	The first chairman of the Company (who shall be the chairman of the Board and Shareholder meetings) shall be appointed by Brightstar and shall be Marcelo Claure, who shall serve from the date of this Deed until the first anniversary of the date of this Deed. Thereafter, the appointment of the chairman shall rotate between the Shareholders with each chairman serving until the earlier of (i) the annual general meeting in respect of the next Financial Year; and (ii) four months following the end of the next Financial Year, in either case following the appointment of the last chairman. If the chairman is not present at any Board meeting, the Directors present may appoint one of their number present to act as chairman for the purpose of the meeting.

7.2	All decisions of the Board shall be by a majority vote of the Directors whether such majority shall consist of a whole or a fraction of a vote (and for this purpose fractions of a vote shall be taken into account) provided that at least one ‘A’ Director and one ‘B’ Director has voted as part of such majority. The ‘A’ Directors shall have 3 votes, such votes to be divided equally between such ‘A’ Directors as are present and voting at a Board meeting and the ‘B’ Directors shall have 3 votes such votes also to be divided equally between such ‘B’ Directors as are present and voting at a Board meeting. The chairman shall not be entitled to a second or casting vote on a show of hands or on a poll at any meeting of the Company or of the Board.

7.3	The quorum for meetings of the Board shall be two Directors comprising one ‘A’ Director and one ‘B’ Director present at the commencement and throughout the whole of the meeting provided that if within half an hour from the time appointed for the meeting a quorum is not present the meeting shall stand adjourned to the same day in the next week at the same time and place.

7.4	Meetings of the Board shall be held at such times as the Board shall determine provided that, unless otherwise agreed between the Shareholders:
(a)	subject to (b) below, a meeting of the Board shall be held once every month or at such other intervals as the Board may determine; and

(b)	in respect of the meetings referred to in (a) above there shall be at least a quarterly meeting of the Board at which minutes shall be taken of the proceedings and such a meeting shall be designated as a formal meeting of the Board (“Formal Board Meeting”) and only at a Formal Board Meeting shall the minutes set out in Schedule 7 be discussed and approved and further all other meetings of the Board shall be deemed to be informal meetings unless the Board deems any such meeting to be a Formal Board Meeting; and

(c)	in relation to each such meeting:
(i)	not less than 7 days’ notice (or such other period of notice as may be agreed from time to time by any ‘A’ Director and any ‘B’ Director) of each meeting of the Board specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to all Directors; and

(ii)	meetings of the Board shall be held in such locations as the Board shall determine from time to time.
7.5	All relevant Board papers for Board meetings will be sent to all Directors prior to the relevant Board meeting and minutes shall be taken at each Formal Board Meeting (and at such other meetings as the Board determines) and shall be circulated to each member of the Board and each Shareholder within 30 Business Days after each meeting is held.

7.6	The Business financial results for each Financial Year of the Company and each fiscal quarter thereof shall also include 75% of the results of the Company’s Business in respect of Mobile Related IT Products it sells to Brightstar Mobile Customers in any of the Relevant Territories as the Board may have approved, but such allocation shall not exceeding €937,500,000 in revenue in any Financial Year.

7.7	Each month the Company shall provide a statement which includes the results of the sale of Mobile Related IT Products to Brightstar Mobile Customers as described in Clause 7.6 in the same format as for the information to be produced pursuant to Clause 9.3 which is to be calculated on a basis consistent with the basis used in the Business Plan defining the accounting process for a pro forma profit and loss statement for the sale of Mobile Related IT Products to Brightstar Mobile Customers and such statement shall be reviewed and, if appropriate, approved at the next meeting of the Board. Should the allocation cap described in Clause 7.6 above be reached the allocation limitation will be accounted for and applied pro rata to the annual profit and loss statement at the end of the fiscal year in which the cap is reached.

8.	DIVIDEND POLICY

8.1	The Company shall and the Shareholders shall exercise their powers in relation to the Company so as to ensure that (so far as they are each respectively able to do) that:
(a)	the Company shall if and to the extent any sum is at the relevant time due to be paid pursuant to the Articles as a Preference Dividend, to the extent permitted by law and unless otherwise agreed by the holder of the Preference Shares, pay to the holder of the Preference Shares the Preference Dividend annually within 3 months of the end of each Financial Year;

(b)	the Company shall, to the extent permitted by law and subject to the extent permitted by the Company’s cash requirements as set out in the Business Plan for the succeeding Financial Year prepared and approved in accordance with Clause 9.4, distribute by way of dividend in respect of each Financial Year such amount of the Post-tax Profits of the Company for that Financial Year remaining after payment of any Preference Dividend (whether declared in that Financial Year or rolled up and/ or unpaid in respect of any previous Financial Year) as is determined by the Board and, the Company shall procure that each member of its Group shall declare dividends to the maximum extent possible as provided by law relating to such Group member in order for the Company to comply with its obligations hereunder; and

(c)	the Company shall, to the extent permitted by law, pay dividends within 30 days after the date of the holding of the annual general meeting before which the audited accounts of the Company for the Financial Year just completed and the Business Plan for the succeeding Financial Year shall be presented.
8.2	In deciding whether in respect of any Financial Year any member of the Group has profits available for distribution, the Company’s auditors shall be asked to report whether such profits are available and, if so, the amount of such profits. In giving such report, the Company’s auditors shall act as experts and not as arbitrators and their determination shall (in the absence of manifest error) be final and binding on the parties. The costs of the auditors incurred under this Clause 8.2 shall be borne by the Company.

8.3	In the event that the Company is not permitted by law or does not have sufficient cash or other readily realisable assets to pay the Preference Dividend on the due date, the Shareholders shall take all lawful actions to ensure that an amount equal to the Preference Dividend outstanding is paid to the holder of the Preference Share as soon as reasonably practicable in full satisfaction of the Company’s obligation to pay the Preference Dividend.

9.	ACCOUNTANCY SERVICES

9.1	Subject always to the requirements of the Company from time to time and so long as the provisions of this Deed continue, the Board shall procure the carrying out of all secretarial, administrative and accounting services required by the Company in order to maintain its statutory books of account, records and registers on a proper and efficient basis including tax returns, VAT registration and returns (if applicable) and the filing of returns and accounts with the Registrar of Companies.

9.2	The Company shall keep proper accounting records and records relating to its business and that of its Group and shall make therein true and complete entries of its dealings and transactions in relation thereto and make available its accounting records at all reasonable times during normal business hours for inspection by each of the Shareholders and shall generally cooperate with any queries which either Shareholder may have in relation thereto. Each of the Shareholders shall procure (in so far as it is able) that the Company complies with the provisions of this Clause 9.2.

9.3	The Board will procure that the Company furnishes each of the Shareholders with:
(a)	monthly management accounts within 4 weeks of the end of each month in such form as the Shareholders shall from time to time require;

(b)	audited accounts of the Group within 3 months of the end of each Financial Year or such longer period as the Shareholders may agree; and

(c)	such further information as either of the Shareholders may from time to time reasonably require in relation to the business of the Group or the financial position of the Group or otherwise relating to its affairs.
9.4	The Rollout Business Plan shall be the first Business Plan of the Group. The Company shall prepare a Business Plan for the Group for each Financial Year within 45 days of the end of the preceding Financial Year and shall provide to each of the Shareholders a copy for approval and adoption at the next general meeting of the Shareholders. The Business Plan shall be in such form as is agreed between the A and B Directors and shall include the following:
(a)	an AOP; and

(b)	Board Presentations.
The Business Plan may be updated throughout the year by Quarterly Forecasts together with additional Board Presentations.

9.5	The Board shall procure that the Group will open bank accounts for receipt of all funds arising on, in respect of or in connection with its business. The Board shall procure that the Shareholders will be supplied by the Company with such bank statements in relation to such accounts as they may reasonably request.

9.6	No cheques, bills, promissory notes or other orders for payment for a sum in excess of £50,000 shall be drawn or accepted or made by or on behalf of the Group and no instructions involving any such sum shall be given in respect of any bank account of the Group without the prior written consent of an ‘A’ Director and a ‘B’ Director.

9.7	The Shareholders shall procure that the Company will apply for registration for VAT as soon as practicable after the date hereof.

9.8	The Group shall comply promptly with all certification and compliance procedures required for any member of either the TechData Group or the Brightstar Group in relation to their reporting requirements.

10.	MANAGEMENT OF THE GROUP

10.1	The Shareholders hereby agree that, unless they both otherwise agree in writing, no member of the Group shall do any of the acts or things set out in Schedule 5.

10.2	The prohibition on the Group instituting without the agreement of the Shareholders, any of the proceedings set out in paragraph 13 of Schedule 5 shall not apply to proceedings by a member of the Group against a Shareholder (or any of its affiliates). With regard to any rights or lawful expectations that a member of the Group has against the Shareholders (or any of their respective affiliates), the Shareholders agree to procure that the decision to enforce those rights and the institution, conduct and settlement of any proceedings in connection therewith:
(a)	against the ‘A’ Shareholder (or any of its affiliates) shall be undertaken by a committee of the Board for and on behalf of such member of the Group comprising entirely of ‘B’ Directors; and

(b)	against the ‘B’ Shareholder (or any of its affiliates) shall be undertaken by a committee of the Board for and on behalf of such member of the Group comprising entirely of ‘A’ Directors.
11.	PERMITTED TRANSFERS OF SHARES

11.1	Subject as herein provided neither Shareholder shall without the prior written consent of the Other Shareholder:
(a)	pledge, mortgage (whether by way of fixed or floating charge), grant option(s) over or otherwise create any Encumbrance over its legal or beneficial interest in its Shares; or

(b)	sell, transfer or otherwise dispose of any of such Shares (or any interest therein (including any voting rights)) except as provided under the provisions of this Deed or the Articles; or

(c)	agree to do any of the foregoing.
11.2	Subject to Clause 21.1, nothing in this Clause shall preclude or be deemed to preclude a Shareholder from transferring all (but not part) of its Shares at any price or upon any terms to any affiliate of it (or any such affiliate transferring the same to another such affiliate) provided that in any such event:
(a)	the said affiliate and the parties to this Deed shall first have entered into a deed supplemental to this Deed whereby the said affiliate agrees to be bound by the provisions of this Deed binding upon the transferor and the other parties to this Deed agree that the said affiliate shall be entitled to the benefit of the provisions of the Deed with effect from the date of the transfer of the Shares to the said affiliate in all respects as if it was a party to the Deed and had executed this Deed in place of the transferor;

(b)	if the said affiliate ceases to be an affiliate of the relevant Shareholder it will forthwith retransfer all of the Shares which it holds at the time in question to the relevant Shareholder or any other affiliate of the relevant Shareholder;

(c)	the Guarantor guaranteeing the obligations of such Shareholder shall enter into a guarantee of the obligations of the said affiliate in favour of the other parties mutatis mutandis in the terms of Schedule 6; and

(d)	the transferor shall continue at all times to be bound by the terms hereof save insofar as performed by the transferee.
11.3	Nothing in this Clause shall preclude or be deemed to preclude the ‘A’ Shareholder from pledging its interest in the Shares registered in its name in favour of Motorola provided that it shall be a condition of any such pledge that in the event that Motorola becomes a holder of Shares it shall be required to enter into a deed supplemental to this Deed whereby it agrees to be bound by the restrictions on transfer contained in Clause 15 of this Deed which are binding upon the ‘A’ Shareholder.

11.4	In the event that the ‘B’ Shareholder wishes to transfer all of the Shares registered in its name to a third party in connection with a sale by TechData Guarantor and/ or its affiliates of the entire business and assets of (or the shares in the relevant TechData affiliates comprising) the European operations of the TechData Group to such third party:
(a)	the ‘B’ Shareholder shall forthwith give notice to the ‘A’ Shareholder that it wishes to transfer all of the ‘B’ Shares setting out details of the identity of the proposed transferee and the price at which the ‘B’ Shares are to be sold (a “Sale Notice”); and

(b)	the ‘A’ Shareholder shall have the option exercisable by notice in writing to be given to the ‘B’ Shareholder within 40 Business Days of receipt of a Sale Notice either:
(i)	to purchase from the ‘B’ Shareholder all of the ‘B’ Shares for an amount equal to the Enterprise Value of such Shares; or

(ii)	to elect that the Company be liquidated in which case the Shareholders shall forthwith procure that the Company shall be placed in liquidation, and in the case of either of the circumstances set out in Clauses 11.4(b)(i) and (ii) above, this Deed shall be terminated (subject always to Clause 19); or

(iii)	to agree to the proposed transfer of ‘B’ Shares as set out in the Sale Notice, in which case the ‘B’ Shareholder shall within 6 months after the notice given by the ‘A’ Shareholder pursuant to Clause 11.4(b)(ii), transfer the ‘B’ Shares to the third party identified in the Sale Notice and at a price not less than the price specified in such Sale Notice.
12.	DEADLOCK

12.1	For the purposes of this clause a deadlock (except in the circumstances referred to in Clause 4.3) shall be deemed to have occurred:
(a)	(except in the circumstances referred to in Clause 4.3) if one of the matters referred to in Schedule 5 is considered at a meeting of the Board or a general meeting of the Company and is not resolved upon with unanimity, any Director may call a meeting to reconsider the matter by notice in writing designating the proposal as a major matter and referring to this paragraph and a deadlock shall be deemed to have occurred if:
(i)	unanimity in favour of such resolution is again not achieved; or

(ii)	the meeting is not quorate within half an hour after the time appointed for such meeting, other than through the absence of the Director designating the proposal as a major matter or members of the class of Voting Shares who appointed him; or
(b)	if a Shareholder or Director gives notice in writing to the other parties referring to this Clause that a deadlock shall exist if a quorum is not achieved at the reconvening of a general meeting or Directors’ meeting which has been adjourned for want of a quorum, and such quorum is not achieved at the reconvened meeting other than through the non-attendance of the Shareholder or Directors giving the notice; or

(c)	if the Shareholders and/ or the Directors are unable to agree on any matter requiring their agreement and any of them serves notice on the Company and the (other) Shareholder(s) saying that it believes there exists a dispute of fundamental importance to the future of the Company which cannot be resolved by further negotiation between them.
12.2	If a deadlock has occurred, a Shareholder may within 30 Business Days of the event that has given rise to deadlock serve a notice in writing (a “Deadlock Notice”) on the other Shareholder and the Company stating that in its opinion a deadlock has occurred and identifying the reason.

12.3	The Shareholders each undertake that following the service of a Deadlock Notice they shall forthwith refer the deadlock for resolution to the CEO of each Guarantor.

12.4	If the deadlock is not resolved by the CEOs of the Guarantors and, subject to Clause 12.9, before commencing any court proceedings or other dispute resolution mechanisms, the Shareholders shall attempt to settle it by mediation. To initiate the mediation process, a party must give notice in writing (an “ADR Notice”) to the other party(ies) to the dispute requesting a mediation.

12.5	The ADR Notice shall include the following:
(a)	three nominations of possible mediator. Persons nominated shall be experienced mediators;

(b)	a short description of the nature of the dispute;

(c)	copies of all documents to be relied upon; and

(d)	a short description of the relief sought.
12.6	The Shareholders shall use all reasonable endeavours to agree the identity of the mediator (whether one appearing in the ADR Notice or otherwise) within 10 Business Days of the date of the ADR Notice failing which, reference shall be made by the Shareholder who served the ADR Notice to CEDR for that body to appoint a mediator satisfying the criteria set out in Clause 12.5(a).

12.7	Representatives of each Shareholder and the mediator shall meet within 14 Business Days of the mediator’s appointment to begin settlement discussions. Unless otherwise agreed by the Shareholders, mediation shall not continue beyond 4 weeks from the date of the ADR Notice.

12.8	Mediation will take place in London and shall be conducted in English.

12.9	A Shareholder shall not be obliged to enter into mediation before commencing arbitration if that Shareholder has a reasonable suspicion of fraud on the part of the Other Shareholder.

12.10	It is agreed that time is of the essence in resolving legal disputes and the Shareholders shall fully cooperate to avoid unnecessary delay in reaching resolution of these matters.

12.11	If the Shareholders shall have been unable to resolve the deadlock within 40 Business Days following service of the Deadlock Notice:
(a)	either Shareholder (the “Server”) shall be entitled to serve upon the other (the “Recipient”) a notice (the “Deadlock Sale Notice”) requesting the Recipient either to unconditionally sell for cash to the Server all (but not some) of its Ordinary Shares at the price per share specified by the Server (the “Deadlock Price”) or to purchase unconditionally all (but not some) of the Server’s Ordinary Shares at a price per share equal to the Specified Price. Once given a Deadlock Sale Notice cannot be withdrawn without the written consent of the Recipient and the Recipient shall not be entitled itself to serve a Deadlock Sale Notice; and

(b)	within 20 Business Days of service of a Deadlock Sale Notice the Recipient shall be entitled by notice to the Server (an “Election Notice”) either to accept unconditionally the offer to sell all (but not some) of the Recipient’s Shares contained in the Deadlock Sale Notice or to elect to purchase unconditionally all (but not some) of the Server’s Shares at a price per Ordinary Share equal to the Deadlock Price whereupon the Server shall be obliged to sell its Shares and the Recipient purchase them. If no Election Notice is served by the Recipient on the Server within the 20 Business Day period in which a Election Notice can be served the Recipient shall be deemed to have accepted whichever of the offers contained in the Deadlock Sale Notice that the Server shall determine, such determination to be specified in writing by notice (the “Final Notice”) served on the Recipient within 15 Business Days of the end of the period in which a Election Notice can be served. The Deadlock Price shall be reduced, if TechData is the purchaser, or increased, if TechData is the seller, by the value of the TechData Advance funding
Whichever party is obliged under this Clause 12.11 to acquire the Ordinary Shares of the other Shareholder shall also at the same time be obliged to acquire, in the case of TechData, the Preference Shares for an aggregate price of £1 and, in the case of either Shareholder, the Deferred Shares held by the other Shareholder for an aggregate price of £1.

12.12	The provisions of Clause 15 shall apply in relation to a transfer of Shares pursuant to this Clause 12.

12.13	If neither Shareholder serves a Deadlock Sale Notice prior to the date falling 120 Business Days after service of the Deadlock Notice, either Shareholder shall be entitled to serve upon the other a notice (the “Liquidation Notice”) in which event, as soon as practicable following service of the Liquidation Notice, the Company shall be placed in liquidation and each of the Shareholders shall take (and shall procure that the Directors appointed by it take) such action as is necessary for such purpose including, without limitation, passing the necessary resolutions for winding up the Company. Where the Company is solvent at the time the Company is placed in liquidation the liquidator shall, unless the parties agree in writing otherwise, be a member of such firm of accountants as agreed by the Shareholders, and in default of agreement within 20 Business Days after service of the Liquidation Notice, either Shareholder may apply to the President of the Institute of Chartered Accountants of England and Wales, or his duly appointed deputy, to appoint such independent chartered accountant to be the liquidator. A Liquidation Notice once served shall not be revocable by either Shareholder but shall be deemed to have been revoked in the event that a Deadlock Sale Notice is served after the date that a Liquidation Notice has been served.

13.	EVENTS OF DEFAULT

13.1	An Event of Default will be deemed to have taken place in relation to a Shareholder (the “Defaulting Shareholder”) if:
(a)	such Shareholder commits an irremediable material breach of any of its obligations under this Deed;

(b)	such Shareholder (or an affiliate of such Shareholder where relevant) commits a material breach of any Loan Agreement to which it is a party (and for these purposes a failure by such Shareholder or affiliate of such Shareholder (as the case may be) to make funds available when due under such Loan Agreement shall constitute a material breach of such Loan Agreement);

(c)	such Shareholder commits a remediable material breach of any of its obligations under this Deed and fails to remedy the same within 30 Business Days after written notice has been given by the Other Shareholder to the Defaulting Shareholder and the Company giving particulars of such breach and requiring such breach to be remedied;

(d)	such Shareholder passes a resolution for its winding up, a court of competent jurisdiction makes an order for that Shareholder’s winding up, or there is a presentation of a petition for that Shareholder’s winding up which is not dismissed within 7 days or other analogous proceedings are taken for the winding up or liquidation of that Shareholder in any other jurisdiction (other than, in each case, for the purposes of solvent amalgamation or reconstruction and on terms previously approved in writing by the Other Shareholder (such approval not to be unreasonably withheld or delayed));

(e)	such Shareholder enters administration (as such term is defined in Schedule Bl of the Insolvency Act 1986) or an encumbrancer lawfully takes possession (and does not relinquish possession within 20 Business Days) or an administrative receiver or receiver is validly appointed of the whole or a substantial part of the undertaking, property or assets of such Shareholder (including without limitation, proceedings under chapter 11 of the U.S. Bankruptcy Code) or other analogous proceedings are taken in any other jurisdiction;

(f)	such Shareholder makes while insolvent an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally (including without limitation, proceedings under chapter 11 of the U.S. Bankruptcy Code);

(g)	such Shareholder is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(h)	any of the matters specified in Clauses 13.1(d), (e), (f) and (g) above occurs in relation to any parent undertaking for the time being of such Shareholder including the relevant Guarantor;

(i)	save as provided for in Clause 11.3, any Encumbrance over the Shares held by such Shareholder is validly enforced; or

(j)	a Change of Control takes place in respect of such Shareholder; or

(k)	any failure by Brightstar to repay in full to the relevant TechData Party all of the related TechData Funding Advance and any other amounts due pursuant to Schedule 8.
13.2	Where there is an Event of Default in relation to a Shareholder:
(a)	the Other Shareholder (the “Non-Defaulting Shareholder”), without prejudice to any other remedies that the Non-Defaulting Shareholder may have, shall have the option exercisable by notice in writing (the “Default Notice”) to purchase all of the Defaulting Shareholder’s Shares and the Shareholder Loans made by such Defaulting Shareholder (or any affiliate of such Defaulting Shareholder) for an amount equal to the Enterprise Value of such Shares and Shareholder Loans. A Default Notice may be given in the case of a matter falling within Clause 13.1(d) to (g) only within 40 Business Days of the occurrence of the same and in the case of a matter falling within Clause 13.1(a) to (c) within 40 Business Days of it being agreed, determined or adjudicated (from which determination or adjudication no appeal lies) that an Event of Default has occurred. Once served, a Default Notice is irrevocable; and

(b)	if the Other Shareholder does not serve a Default Notice within the period of 40 Business Days specified in Clause 13.2(a), forthwith following expiry of such period the Company shall be placed in liquidation and this Deed shall be terminated (subject always to Clause 19).

13.3	For the purposes of Clause 13.1(j):
(a)	“Change of Control” means:
(i)	in relation to Brightstar, any person other than Brightstar Guarantor (or any of its affiliates) acquiring Control of Brightstar; and

(ii)	in relation to TechData, any person other than TechData Guarantor (or any of its affiliates) acquiring Control of TechData; and

(iii)	Notwithstanding subclauses 13.3(b)(i) to (iii) below, Tech Data agrees that the following will not constitute a Change of Control: an initial public offering (IPO) of Brightstar Guarantor; and
(b)	“Control” means:
(i)	beneficial ownership over more than 50 per cent. of the total voting rights conferred by all of the issued stock in the capital of an undertaking which are ordinarily exercisable at meetings of stockholders;

(ii)	the right to appoint or remove a majority of the directors of an undertaking; or

(iii)	the power to direct the affairs of an undertaking.
13.4	In the event that the Event of Default which has occurred is that described in Clause 13.1(k) above, then without prejudice to any other rights TechData (or its relevant affiliate hereof) may have in respect to such breach, then:
(a)	Brightstar shall not be entitled to exercise any of its rights in relation to Clause 10 and Schedule 5;

(b)	the A Directors shall neither count for the purposes of a quorum at any meeting of the Board nor shall any A Director have any right to vote at such meeting; and

(c)	Brightstar’s rights pursuant to Clauses 7.2 and 12 shall be suspended.
14.	DETERMINATION OF ENTERPRISE VALUE

14.1	In the event that the Enterprise Value of any Shares and loans referred to in Clause 15.6(a) and (b) (the “Shareholder Loans”) is required to be determined pursuant to Clause 13, each of the Shareholders shall within 10 Business Days of a Default Notice being served appoint an Independent Business Valuation Firm to assess the enterprise value of the Defaulting Shareholder’s Shares and Shareholder Loans in accordance with the provisions of Clauses 14.6 and 14.7. Each such Independent Business Valuation Firm shall be instructed to first prepare its determination of the Enterprise Value of the Business as a whole, without regard to whether the services are provided to the Company by either Shareholder or otherwise and without regard to any discount for minority ownership (or not otherwise having Control of the Company) and the Shareholder Loans. For the avoidance of doubt, (i) the value of a Defaulting Shareholder’s Shares shall be determined by multiplying the Defaulting Shareholder’s percentage of equity ownership of the Company by the Enterprise Value of the Business, (ii) the value of the Preferred Share shall be equal to the earned but unpaid dividends and (iii) all references to the valuations of the Defaulting Shareholder’s Shares in Clauses 14.2 through 14.7 shall be based on the strict compliance with this Clause 14.1, including but not limited to the requirement that the initial valuation of the Company as a whole, to determine the Company’s Enterprise Value, shall be used as a basis for all proportional valuations of Shareholder equity. The valuation will be for a U.S dollar amount or such other currency as the parties agree. The costs and expenses of the Independent Business Valuation Firm appointed by a Shareholder shall be borne by such Shareholder.

14.2	If the two determinations of the Enterprise Value of the aggregate of the Defaulting Shareholder’s Shares and Shareholder Loans prepared by the Independent Business Valuation Firm appointed pursuant to Clause 14.1 are the same or if the higher of such determinations is equal to or less than 110 per cent. of the lower of such determinations then the Enterprise Value of the Defaulting Shareholder’s Shares and Shareholder Loans shall be the average of the two determinations.

14.3	If the higher of the two determinations prepared by the Independent Business Valuation Firm appointed pursuant to Clause 14.1 is greater than 110 per cent. of the lower of such determinations, then the parties shall seek to agree on the appointment of a third independent business valuation firm to determine the Enterprise Value of the Defaulting Shareholder’s Shares, and in default of agreement on such appointment within 20 Business Days after the second of the determinations is received pursuant to Clause 14.1, either Shareholder may apply to the President of the Institute of Chartered Accountants of England and Wales, or his duly appointed deputy, to appoint such independent business valuation firm to make such valuation (in either case, the “Third Independent Business Valuation Firm”).

14.4	The Third Independent Business Valuation Firm shall be instructed to prepare its determination of the Enterprise Value of the relevant Shares by no later than 30 Business Days after being instructed, such determination to be prepared in accordance with the provisions of Clause 14.1. The Third Independent Business Valuation Firm shall act as an expert and not as an arbitrator, and his decision as to the Enterprise Value of the Defaulting Shareholder’s Shares shall be final and binding on the Shareholders. The Third Independent Business Valuation Firm shall invite the Shareholders to make written representations regarding the value of the Defaulting Shareholder’s Shares and shall, to the extent the Third Independent Business Valuation Firm considers appropriate, have regard to such written representations, and to such other matters as the Third Independent Business Valuation Firm considers appropriate. Each Shareholder shall bear the costs and expenses of all advisers, witnesses and employees retained by it pursuant to this Clause 14.4 and the costs and expenses of the Third Independent Business Valuation Firm shall be borne by the Defaulting Party.

14.5	Forthwith upon receipt of the certificate of the Third Independent Business Valuation Firm, the Company shall by notice in writing inform the Shareholders of the certified Enterprise Value of the Defaulting Shareholder’s Shares which shall be the Enterprise Value of such Shares for the purposes of this Deed, calculated in accordance with Clause 14.1.

14.6	Each Independent Business Valuation Firm shall be instructed to certify the sum which in his opinion represents the Enterprise Value of the Defaulting Shareholder’s Shares such sum to be determined in accordance with the provisions of Clause 14.1. In certifying such Enterprise Value, each Independent Business Valuation Firm shall be entitled to obtain professional valuations in respect of any of the Company’s assets and shall undertake such valuations on the following assumptions and bases or as otherwise required by this Deed:
(a)	he shall value the Defaulting Shareholder’s Shares on the basis of an arm’s length sale between a willing seller and a willing purchaser;

(b)	if the Company is carrying on business as a going concern, on the assumption that it will continue to do so provided that the basis of valuation as a going concern shall be applied to the sale of the Defaulting Shareholder’s Shares only if:
(i)	the Group does not cease to carry on business as a going concern and as a result of an Event of Default; or

(ii)	(if the Group continues as a going concern and the effect of the Event of Default has been made good in whole or in part by the Non-Defaulting Shareholder or by some other third party) if the Group would have been able so to continue if the Event of Default had not, in fact, been made good in whole or in part; and
(c)	that the Defaulting Shareholder’s Shares and Shareholder Loans are capable of being transferred without restriction.

14.7	Subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this Deed to the contrary, the Shareholders and the Company agrees to procure that its subsidiary undertakings shall afford as soon as reasonably practicable upon request to the other and their respective agents and to each Independent Business Valuation Firm all facilities and access to their respective premises, personal papers, books, accounts, records, returns and other documents as may be in their respective possession or under their respective control as may be required by each Independent Business Valuation Firm to make his determination.

15.	PROCEDURE FOR TRANSFER OF SHARES

15.1	In this Clause 15, the Shares which are to be sold and purchased pursuant to the provisions of Clauses 12 or 13 are referred to as the “Sale Shares”; the Shareholder required to transfer its Shares is referred to as the “Transferor”; and the Other Shareholder is referred to as the “Transferee”.

15.2	Completion of the sale and purchase of the Sale Shares shall take place on the day which is the fifth Business Day immediately following:
(a)	in the case of a transfer pursuant to Clause 13, three Business Days after the day that the Enterprise Value is determined in accordance with Clause 14; or

(b)	in the case of a transfer pursuant to Clause 12, three Business Days after the day that an Election Notice or Final Notice (as the case may be) is served.
15.3	Subject to compliance with Clause 15.6, completion of the sale and purchase of the Sale Shares shall take place at the registered office of the Company whereupon:
(a)	the Transferor shall deliver to the Transferee a duly executed transfer or transfers in favour of the Transferee (or as it may direct), together with the share certificates in respect of the Sale Shares and (if so required by the Transferee) a power of attorney in such form and in favour of such person as the Transferee may nominate so as to enable the Transferee to exercise all rights of ownership in respect of the Sale Shares (including, without limitation, the voting rights thereto) pending registration of such transfers;

(b)	the Sale Shares shall be transferred by the Transferor with full title guarantee free from all Encumbrances, together with the benefit of all rights attaching thereto;

(c)	against such transfer and delivery, the Transferee shall pay the consideration for the Sale Shares (at the specified price per share) to the Transferor by banker’s draft;

(d)	the Shareholders shall procure (insofar as they are able) that the said transfer or transfers shall be registered (subject to the transfer being duly stamped with any necessary stamp duty at the expense of the Transferee);

(e)	the Transferor shall do all such other things and execute all such other documents as the Transferee may require to give effect to the sale and purchase of the Sale Shares; and

(f)	if requested by the Transferee, the Transferor shall procure the resignation of all Directors appointed by the Transferor and such resignations shall take effect without any liability on the Company for compensation for loss of office or otherwise.
15.4	As security for the obligations set out in Clause 15.3, each Shareholder irrevocably appoints the Other Shareholder as its attorney (the “Attorney”) in the event that the Shareholder, as a Transferor, fails to or refuses to transfer any Shares in accordance with its obligations hereunder, to execute and deliver on behalf of the defaulting Shareholder the necessary transfer(s) and do all things necessary to facilitate such transfer, and the Attorney may receive the purchase money and pay it over to the Company in trust for the Transferor. On receipt of such monies and stock transfer form, the Company without any further evidence shall cause the Transferee (or its nominees) to be registered as the holder of such Shares. The receipt of the Company for the purchase consideration shall be a good discharge to the Transferee (who shall not be bound to see to the application thereof). The Company shall pay the purchase money into a separate bank account and shall hold the same on trust for the Transferor. The defaulting Shareholder agrees on request by the Attorney, to ratify all documents executed and acts done by the Attorney.

15.5	If any sum payable under Clause 15.4 is not paid on the due date (otherwise than as a result of the default of the Shareholder entitled to receive payment) then the unpaid sum will carry interest calculated on a daily basis (as well after as before judgment) at the rate of 4 per cent. per annum above the base rate of Barclays Bank plc from time to time from the due date to the date of actual payment.

15.6	Upon a transfer of all the Shares held by the Transferor in accordance with this Clause 15:
(a)	the Transferor shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to any member of the Group from that Shareholder (together with any accrued interest) on the basis of the Enterprise Value thereof;

(b)	the Transferee shall procure repayment of all loans, loan capital, Tech Data Funding Advances, borrowings and indebtedness in the nature of borrowings outstanding to that Shareholder (and to any affiliate of that Shareholder) from any member of the Group (together with any accrued interest) on the basis of the Enterprise Value thereof; and

(c)	the Transferee shall use all reasonable endeavours (but without involving any financial obligation on their part) to procure the release of any guarantees or indemnities given by the Transferor to or in respect of the Company and, pending such release, shall indemnify such Shareholder in respect thereof.
16.	[INTENTIONALLY OMITTED]

17.	NON-COMPETITION AND CONFIDENTIALITY

17.1	Subject to Clauses 4.3 and 17.10, each of the Shareholders agrees that while it continues to hold Shares in the Company it will not and shall procure that its affiliates do not engage or be interested whether as principal, servant, agent, consultant, employee or otherwise in any trade, occupation or business that is within the Scope of the Business in any of the Territories without the prior consent in writing of the Other Shareholder provided that nothing in this Clause shall prevent either of the Shareholders (together with its affiliates) from holding up to 3 per cent. of any class of the stocks, shares or debentures in any company whose stocks, shares or debentures are listed or quoted on a stock exchange or dealt in on an unlisted securities market.

17.2	Each of the Shareholders agrees that it will not and will procure that each of its affiliates will not on its own behalf or on behalf of any third party with whom it may be associated (whether as partner, director, employee, consultant or shareholder or otherwise):
(a)	at any time during the Relevant Period carry on or be engaged or concerned or (except as the holder of shares in a company whose stocks, shares or debentures are listed or quoted on a stock exchange or dealt in on an unlisted securities market which confer not more than 3 per cent. of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business that is within the Scope of the Business in any case anywhere in any of the Territories in which the Company was actively carrying on business at the Relevant Date;

(b)	save where the proviso in Clause 19.3 applies, at any time during the Relevant Period solicit or accept the custom of any person in respect of goods or services within the Scope of the Business, such person having been a customer of any member of the Group in respect of such goods or services during such period;

(c)	in the event that a Buy-out takes place, at any time during the period of two years following the occurrence of such Buy-out, induce, solicit or endeavour to entice any person who during the period of 12 months prior to completion of such Buy-out was an employee of any member of the Group or in the case of the ‘A’ Shareholder, an employee of TechData or any of its affiliates and in the case of the ‘B’ Shareholder, an employee of Brightstar or any of its affiliates, occupying a senior or managerial position likely (in the opinion of the Other Shareholder) to be:
(i)	in possession of confidential information relating to; or

(ii)	able to influence the customer relationships or connections of the Company or any of its subsidiaries to leave the service or employment of the Group, or Brightstar or TechData or any of their respective affiliates, as the case may be.
17.3	For the purposes of Clauses 17.1 and 17.2:
(a)	“Buy-out” means either Shareholder acquiring all of the Shares in the Company;

(b)	“Relevant Date” means the date immediately prior to the start of the Relevant Period;

(c)	“Relevant Period” means:
(i)	if an Insolvency Event (as defined in Clause 17.3(e)) occurs in relation to the Company whether following a Catastrophic Failure or otherwise, the period of 6 months commencing on the date such event takes place; or

(ii)	in any other case, the period of 2 years commencing on the date the relevant Shareholder ceases to be a Shareholder;
(d)	“Scope of the Business” has the meaning described in the Business Plan approved under Clause 9.4;

(e)	“Insolvency Event” means any of the following in respect of the Company:
(i)	a resolution of the Company being passed for its winding up;

(ii)	a court of competent jurisdiction making an order for its winding up;

(iii)	the Company having an administrator appointed, whether by court, the Company or any creditor;

(iv)	an administrative receiver or receiver being validly appointed of the whole or a substantial part of the undertaking, property or assets of the Company;

(v)	the Company making an arrangement or composition with its creditors generally (excluding a scheme or arrangement as a solvent company for the purposes of amalgamation or reconstruction); or

(vi)	the Company ceasing to trade or carrying on business.
17.4	Each of the Shareholders undertakes to the Other Shareholder to keep confidential all information (written or oral) concerning the business and affairs of the Group or any customer or supplier of the Group or the Other Shareholder or its affiliates that it shall have obtained or received as a result of the discussions leading up to or the entering into or implementation of this Deed or its association with the Group save that which:
(a)	is trivial or obvious;

(b)	is already in its possession other than by breach of this Deed;

(c)	is at the date of this Deed or any time thereafter becomes publicly known other than by breach of this Deed;

(d)	is required to be disclosed by any court or governmental, administrative or regulatory authority competent to require such disclosure;

(e)	is required to be disclosed by any applicable law or regulation;

(f)	is disclosed in circumstances where such disclosure is a “protected disclosure” as defined by section 43A of the Employment Rights Act 1996; or

(g)	is disclosed by TechData to a bona fide third party in connection with the potential disposal of its Shares to such third party subject to such third party providing an undertaking to Brightstar substantially in the form of this Clause 17.4.
17.5	Each of the Shareholders undertakes to the other to take all such steps as shall from time to time be necessary to ensure compliance with the provisions of Clause 17.4 by its affiliates, employees, agents and subcontractors.

17.6	A Shareholder on ceasing to be a holder of shares in the Company will hand over to the Company on the Relevant Date all lists of customers, correspondence, budgets, Schedules, documents, papers and records belonging to or relating to the business of the Group and will not keep, save to the extent required by laws or regulations applicable to such Shareholder, any copies thereof.

17.7	For so long as each of Shareholder continues to hold Shares, it shall, to the extent permitted by laws and regulations applicable to such Shareholder, communicate to the Company all matters likely to be material to the Group or its business affairs and which have come or do come to the attention or are or become known to it and shall refer to the Company any opportunities that are or may be appropriate to the Business.

17.8	Each of the Shareholders agrees that the undertakings contained in this Clause 17 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Group.

17.9	Each undertaking contained in this Clause 17 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind each of the Shareholders.

17.10	Notwithstanding anything to the contrary in Clauses 17.1 to 17.9 (inclusive) (together the “Non Compete Clauses”), none of the obligations which TechData are stated to be subject to in the Non Compete Clauses shall apply to TechData in relation to any activity undertaken by any member of the TechData Group related to any Mobile Related IT Products with any person whether in any Territory or not.

18.	GUARANTEE

In consideration of the other parties entering into this Deed, each Guarantor gives in favour of the Guaranteed Parties the guarantee and the indemnity in the terms set out in Schedule 6.

19.	CONTINUANCE OF AGREEMENT AND TERMINATION

19.1	This Deed shall continue in full force and effect so long as each of the Brightstar Group and the TechData Group holds all of the ‘A’ Shares and ‘B’ Shares respectively or until the Company is wound up. In the event that either Group ceases to hold such Shares as aforesaid this Deed shall remain in force and effect thereafter in respect of any matters, covenants or conditions which shall not have been done, observed or performed prior thereto by any member of such Group and the Other Shareholder shall be at liberty to enforce the same in accordance with the provisions of this Deed.

19.2	In the event that pursuant to the terms of this Deed the Company is to be liquidated, as security for the Shareholders’ obligations in respect of any such liquidation, each Shareholder appoints the other as its attorney in the event that the first Shareholder fails to carry out any of its obligations in respect of such liquidation, such that if a Shareholder fails to take any action required by it in respect of the liquidation of the Company, the non-defaulting Shareholder (or such other person as may be nominated by it for such purpose) may on behalf of the defaulting Shareholder:
(a)	complete, execute and deliver in his name all documents necessary to give effect to the liquidation;

(b)	receive any surplus assets arising from the liquidation and pay such proceeds into a separate bank account in the non-defaulting Shareholder’s name on trust (but without interest) for the defaulting Shareholder pending ratification of such actions taken by the non-defaulting Shareholder.
19.3	In the event that pursuant to the terms of this Deed, this Deed is terminated or proposed to be terminated, as soon as reasonably practicable the Shareholders shall meet with a view to agreeing an exit plan in relation to the Group and the Business and the parties shall use reasonable endeavours to consult and agree how best to:
(a)	maximise the value of the assets of the Group;

(b)	arrange for the assets to be distributed between the Shareholders;

(c)	arrange for any contracts of the Group and/ or the Business (including operations undertaken by any affiliate of TechData pursuant to the Risk Allocation Deed) to be assigned or novated; and

(d)	deal with the employees of the Group /or any affiliates of TechData and/ or of Brightstar who have been involved in the operation of the Business; and

(e)	deal with suppliers and customers of the Business,
provided always that if there is a liquidation of the Company, the employees who are employed or seconded to the Group shall revert to the original Shareholder or affiliate of such Shareholder who employed them prior to their employment or secondment by or to the Group.

19.4	If, either in accordance with a Permitted Transfer of Shares in Clause 11, a Deadlock in Clause 12, or an Event of Default in Clause 13 resulting in Brightstar Guarantor together with its affiliates owning all of the equity of the Company (each a “Transition Period Trigger”), Tech Data shall procure that all Tech Data Affiliates provide to the Company for a period of up to one (1) year from the date of Transition

Period Trigger (the “Transition Period”) the same services that the Tech Data Affiliates provide to the Company as of the date of the Transition Period Trigger. The aforementioned shall be documented in the form of a transitional services agreement among the parties hereto which the parties shall use all reasonable endeavours to agree the terms of at the time (including but not limited to commercially reasonable rates which are acceptable to the parties for such services), which shall provide the same terms, indemnities and risk protections as the Risk Allocation Deeds and which Brightstar shall be entitled to terminate upon ninety (90) days written notice to Tech Data (but without prejudice to the accrued rights of TechData or any TechData Party or other TechData Affiliate). Tech Data agrees that it shall use its reasonable endeavours to procure that commercial contracts of the Tech Data Affiliates with suppliers of Mobile Products but excluding those relating to Mobile Related IT Products be assigned to Brightstar Guarantor or its affiliated designee having regard to the terms of such agreements and whether such assignments are permitted thereunder.

20.	NO PARTNERSHIP

Nothing herein shall be taken to constitute a partnership between the parties hereto nor the appointment of one of the parties as agent for the other(s) (save only as expressly provided in this Deed).

21.	ASSIGNMENT

21.1	Save as otherwise expressly provided in Clause 21.2, this Deed is personal to the parties to it and accordingly, no party may, without the prior written consent of the other, assign the benefit of all or any of any other party’s obligations under this Deed, nor any benefit arising under or out of this Deed.

21.2	The benefit of, or any right or interest in or under or arising from this Deed may be assigned (in whole but not in part) by a Shareholder to an affiliate of such Shareholder provided that:
(a)	such assignment shall take place at the same time as a transfer by such Shareholder of its Shares pursuant to Clause 11.2 and

(b)	the said affiliate and the parties to this Deed shall first have entered into a deed supplemental to this Deed whereby the said affiliate agrees to be bound by the provisions of this Deed binding upon the said Shareholder and the other parties to this Deed agree that the said affiliate shall be entitled to the benefit of the provisions of this Deed with effect from the date of such assignment in all respects as if it was an original party to this Deed and had executed this Deed in place of the said Shareholder;

(c)	the terms of any such assignment shall provide that, immediately prior to the assignee ceasing to be an affiliate of such Shareholder, the assignee shall re-assign the benefit, or any right or interest assigned, to such Shareholder or to another affiliate of such Shareholder; and

(d)	prior to any such assignment the Guarantor of the relevant proposed assignee shall confirm in a deed satisfactory to the other parties that it agrees to the assignment and that it shall guarantee the obligations of such proposed assignee under this Deed in terms identical to those contained in Schedule 6.
22.	ARTICLES OF ASSOCIATION

22.1	To the extent that any of the provisions of this Deed conflict with any of the provisions of the Articles the provisions of this Deed shall prevail.

22.2	To the extent that any of the provisions contained herein are additional to the provisions contained in the Articles, the Shareholders agree to do all such things and take all such actions to procure that the provisions of this Deed are put into effect.

23.	ANNOUNCEMENTS

23.1	No party shall disclose the making of this Deed nor its terms and each party shall procure that each of its affiliates shall not make any such disclosure without the prior consent of the other party unless disclosure is:
(a)	to its professional advisers; or

(b)	required by law or the rules or standards of any stock exchange or the rules and requirements of any other regulatory body and disclosure shall then only be made by that party:
(i)	after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party/parties; and

(ii)	only to the person or persons and in the manner required by law or the any stock exchange or any regulatory body or as otherwise agreed between the parties or
(c)	in the circumstances described in Clause 17.4(g).

23.2	The restrictions contained in Clause 23.1 shall apply without limit of time and whether or not this Deed is terminated.

24.	COSTS

Unless expressly agreed by the parties, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Deed and any other agreement incidental to or referred to in this Deed.

25.	FURTHER ASSURANCE

Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Deed, at any time after the date of this Deed each party shall use reasonable endeavours to, and shall use all reasonable endeavours to procure that any necessary third party shall, at the sole cost and expense of that party, execute and deliver all such deeds and documents in a form reasonably satisfactory to the other party and do such matters, acts and things as may reasonably be required for the purpose of giving the other party the full benefit of all the terms, conditions and provisions of this Deed.

26.	ENTIRE AGREEMENT

Each Shareholder on behalf of itself and as agent for each of its affiliates acknowledges and agrees with the Other Shareholder (each such party acting on behalf of itself and as agent for each of its affiliates) that:
(a)	this Deed together with any other documents referred to in this Deed (together the “Transaction Documents”) constitute the entire and only agreement between the parties and their respective affiliates relating to the subject matter of the Transaction Documents;

(b)	neither it nor any of its affiliates has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its affiliates) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;
PROVIDED THAT the provisions of this Clause 26 shall not exclude any liability which any of the parties or, where appropriate, their affiliates would otherwise have to any other party or, where appropriate, to any other party’s affiliates or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Deed or any rights which any of them may have in respect of fraudulent concealment by any of them.

27.	VARIATIONS

This Deed may be varied only by a document signed by each of the parties.

28.	WAIVER

28.1	A waiver of any term or provision of, or consent granted under, this Deed shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given and, in the case of any such waiver by a Shareholder, such waiver shall require the consent of the Guarantor of such Shareholder.

28.2	No failure or delay on the part of any party in exercising any right, power or privilege under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

28.3	No breach of any provision of this Deed shall be waived or discharged except with the express written consent of each of the parties.

28.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

29.	INVALIDITY

29.1	If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

30.	INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies any party may have, each party agrees that in certain circumstances damages alone will not be an adequate remedy for any breach by any other party of the provisions of this Deed and accordingly any party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this Deed.

31.	NOTICES

31.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed shall be in writing and shall be delivered personally or sent by fax or recognised international courier:

In the case of Brightstar and Brightstar Guarantor to:

Marcelo Claure
Brightstar Corp.
9725 N.W. 117 Avenue, Suite 300
Miami
Florida 33178
USA

With a copy (which shall not constitute notice) to:

Clayton Parker
K&L Gates LLP
Wachovia Center
Suite 3900
200 South Biscayne Blvd.
Miami
FL 33131

In the case of TechData and TechData Guarantor to:

Alain Amsellem
Tech Data Europe
5, Avenue de l’Europe
Bussy Saint Georges
77611 Marne la Vallée Cedex 3
France

With a copy (which shall not constitute notice) to:

David Vetter
Tech Data Corporation
MS A 2-3
5350 Tech Data Drive
Clearwater
Florida 33760
USA

In the case of the Company to:

Marcelo Claure
Brightstar Corp.
9725 N.W. 117 Avenue, Suite 300
Miami
Florida 33178
USA

AND to:

Alain Amsellem
Tech Data Europe
5, Avenue de l’Europe
Bussy Saint Georges
77611 Marne la Vallée Cedex 3
France

With a copy (which shall not constitute notice) to each of:

Clayton Parker
K & L Gates LLP
Wachovia Center
Suite 3900
200 South Biscayne Blvd.
Miami
FL 33131

and

David Vetter
Tech Data Corporation
MS A 2-3
5350 Tech Data Drive
Clearwater
Florida 33760
USA

and shall be deemed to have been duly given or made as follows:
(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by a recognised international courier, 5 Business Days after the date of posting;
provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

31.2	A party may notify the other party to this Deed of a change to its name, relevant addressee, address or fax number for the purposes of Clause 31.1 provided that such notification shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given,
32.	COUNTERPARTS

This Deed may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Deed by executing a counterpart and this Deed shall not take effect until it has been executed by all parties.

33.	GOVERNING LAW AND JURISDICTION

33.1	This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed or its formation) shall be governed by and construed in accordance with English law.

33.2	Subject to Clause 12, any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, should be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (the “LCIA”, and the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause.

33.3	The number of arbitrators shall be three.

33.4	The procedure set out in Article 5 of the LCIA Rules shall be amended so that in default of agreement between the parties’ nominated arbitrators as to the identity of the person to be proposed as Chair, the Chair shall be selected applying the following procedure:

(a)	the LCIA shall communicate to the parties identical lists containing at least five names of candidates for appointment as Chair;

(b)	within 15 days after the receipt of this list, each party may return the list to the LCIA after having deleted the name or names to which they object and numbering the remaining names on the list in the order of their preference;

(c)	after the expiration of the above period of time, the LCIA shall appoint the Chair from among the names approved on the lists returned to it and in accordance with the order of preference indicated by the parties; and

(d)	in default of a common preference, or if the foregoing procedure is impractical, the LCIA shall proceed to appoint the Chair in accordance with Article 5 of the LCIA Rules.
33.5	The seat, or legal place, of arbitration shall be London.

33.6	The language to be used in the arbitral proceedings shall be English.

33.7	The governing law of this arbitration clause shall be the substantive law of England and Wales.

33.8	The Tribunal shall use as guidance, but not as strict rules of procedure, the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

33.9	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any proceedings begun in England shall be duly served upon it if delivered personally, in the case of:
(a)	Brightstar and Brightstar Guarantor to Gravitas Nominees Limited, 110 Cannon Street, London EC4N 6AR (marked for the attention of Jeremy Davis and Alex Gibson); and

(b)	TechData and TechData Guarantor to Taylor Wessing, 5 New Street Square, London EC4A 3TW (marked for the attention of David Roberts), or such other person and address in England and/or Wales as either party shall notify the others in writing or vice versa from time to time.

34.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

34.1	Subject to clause 34.2 below, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

34.2	In relation to where a TechData Party other than TechData is to provide a TechData Funding Advance, TechData shall be deemed, insofar as it relates to such TechData Funding Advance, to be entering into this Agreement on behalf of itself and such other TechData Party, and such TechData Funding Advance shall be made on the basis that such TechData Party is entitled to the benefit of and be entitled to enforce all provisions of this Agreement in relation to each TechData Funding Advance it makes, and each of Brightstar and the Brightstar Guarantor irrevocably agree that such TechData Party may either directly or through TechData enforce all rights as expressed to be provided in this Deed to a TechData Party in respect of such TechData Funding Advance.
IN WITNESS whereof this Deed has been executed as a deed on the date first above written.

SCHEDULE 1
Initial ‘A’ and ‘B’ Directors and Secretary

‘A’ Directors	‘B’ Directors

Raul Marcelo Claure	Néstor Cano

Dennis Strand	Alain Amsellem

Andrew Weinberg	Charles Dannewitz

Secretary Rachel Ollis

SCHEDULE 2
Warranties
Part 1
1.	STATUS

It is a limited liability company duly organised and validly existing under the laws of its country of incorporation.

2.	POWERS

It has the power to enter into and perform its obligations under this Deed and each of the other documents referred to in this Deed to which it is a party.

Each of its affiliates which is party to any of the documents referred to in this Deed, has the power to enter into and perform its obligations under all such documents.

3.	CONSENTS

It has all necessary consents, licences and approvals in connection with the entry into and performance of its obligations under this Deed, any documents referred to in this Deed to which it is a party and (if applicable) as a shareholder in the Company.

Each of its affiliates which is a party to any document referred to in this Deed has all necessary consents, licences and approvals in connection with the entry into and performance of its obligations under such documents.

4.	NON-VIOLATION OF LAW ETC.

Its entry into this Deed and any document referred to in this Deed to which it is a party and performance of its obligations under this Deed and any such documents will not violate or conflict with, or exceed any limit imposed by:
(a)	any law or regulation to which it is subject;

(b)	its memorandum and articles of association or other applicable constitutional documents; or

(c)	any other agreement, instrument or undertaking binding upon it.

The entry into any document referred to in this Deed by any of its affiliates and performance of its obligations under such documents will not violate or conflict with, or exceed any limit imposed by:
(d)	any law or regulation to which such affiliate is subject;

(e)	such affiliate’s memorandum and articles of association or other applicable constitutional documents; or

(f)	any other agreement, instrument or undertaking binding upon such affiliate.
5.	RECITALS

The recitals to this Deed are true and accurate insofar as they relate to it.
Part 2
1.	NOT TRADED

The Company has not traded.

2.	NO SUBSIDIARIES OR PARENT UNDERTAKINGS
The Company has no subsidiary undertakings and has never had any subsidiary undertakings.
The Company has had no parent undertakings other than Brightstar or its affiliates.
3.	NO EMPLOYEES

The Company has no employees and has never had an employee.

4.	NO LIABILITIES ETC

The Company has no (and has never had any) liabilities whatsoever (whether actual, contingent or otherwise) or obligations other than its paid up share capital.

SCHEDULE 3
Mobile Products
General note:
GSM and cellular devices from classic Cellular phone manufacturers such as Motorola, Nokia, Sony Ericsson are defined as in scope. Additionally future VOIP products from these manufacturers are in scope.
All products from classic Networking and office communication manufacturers such as: Cisco, Nortel and Avaya are excluded. These included future VOIP products which may also have Cellular connectivity. Accessories related to office communication equipment such as Plantronics are excluded.
OEM MOBILE PHONES: All cellular phones including but not limited to the following brands: Audiovox, BenQ-Siemens, Fujitsu, Kyocera, LG, Motorola, NEC, Nokia, Panasonic (Matsushita Electric), Philips, Sagem, Samsung, Sanyo, Sharp, Siemens SK Teletech, Sony Ericsson, T&A Alcatel and Toshiba.
Note: OEM Devices connect to a cellular network and may or may not have wi-fi capabilities.
ACCESSORIES: All accessories directly related to mobile phones. Example: Bluetooth headsets, data cables, chargers, etc.
Excluded: Storage Cards, Printers, speakers
ODM MOBILE PHONES: All cellular mobile handsets that are not commercialized under a “first tier brand”. These handsets may be commercialized under the Mobile Network Operator Brand or other second and third tier manufacturers. Brands included but not limited are: ZTE, Huawei, Hisense, Pantech, Bellwave, Wellcom, KC Mobile, Haier, Asus Mobile, Compal, Arima, Lenovo, Foxlink and Foxcom.
Note: ODM Devices may or may not have wi-fi capabilities
FIXED WIRELESS phones: All cellular phones that provide cellular connectivity to homes with the look and feel of a regular landline phone. Possible offerings of mainly networking infrastructure vendors such as Cisco, Nortel, Avaya are excluded.
SMART PHONES, PDA PHONES: All cellular handsets that integrates the functionality of a mobile phone with a Personal Digital Assistant (PDA) or other information appliance. “Smart” functionality includes any additional interface including a QWERTY board, a touch screen, or even just secure access to company mail, such as is provided by a BlackBerry.

Smart Phones and PDA Phones include but is not limited to the following brands: Sony Ericsson, Motorola, Nokia, I-Mate, HTC, Qtek, Blackberry, Palm and Hewlett-Packard.
Examples of the operating systems included in these devices are: Windows Mobile, Windows CE, Symbian, Palm OS and RIM OS (Blackberry).
CELLULAR DATA CARDS: All PCMCIA Cards that provide internet access to a laptop by connecting it to a cellular network.
Excluded: Services involved around activation of data cards.
2-WAY RADIOS: A two-way radio is simply a radio that can both transmit and receive (a transceiver). A push-to-talk button is usually present to activate the transmitter. Portable two-way radios are often called walkie-talkies or handie-talkies. Two-way radios are also available in mobile and base configurations.
SOLELY IN GERMAN: Garmin and Tom Tom navigation products
Supply Chain Outsourcing contracts in relation to mobile phones with mobile operators, Mobile Virtual Network Operator and vendors are included e.g. Virgin Mobile
Supply Chain and category management contracts with retailers in the wireless category directly related to the mobile phone business are included.
Supply chain outsourcing contracts related to IT products are excluded: Example: Configuration and bundling of PC’s
All IT Products & accessories are excluded.

SCHEDULE 4
Territories
All Western European Territories:
United Kingdom, Germany, Austria, Switzerland, Ireland, France, Greenland, Iceland Spain, Gibraltar, Monaco, Portugal, Italy, Denmark, Finland, Norway, Sweden, Vatican City, Belgium, Netherlands, Liechtenstein, Luxembourg
Plus the following Eastern European territories:
Czech Republic, Poland, Albania, Andorra, Armenia, Azerbaijan, Belarus, Bosnia & Herzegovina, Bulgaria, Croatia, Cyprus, Estonia, Georgia, Greece, Hungary, Latvia, Lithuania, Macedonia, Malta, Moldova, Montenegro, Romania, Russia, SanMarino, Serbia, Slovakia, Slovenia, and Ukraine

SCHEDULE 5
Restricted Matters
1.	Make any change in the accounting reference date of any member of the Group;

2.	Sell, transfer, lease, license, assign or otherwise dispose of the whole or any material part of its business, undertaking, property and/or assets;

3.	Carry on any activity other than the Business;

4.	Issue or allot or agree to issue or allot any shares or stock in its capital or any security convertible into such shares or stock or any loan stock or grant or agree to grant options over or rights in any such shares, stock, securities or loan stock;

5.	Appoint a chief executive officer or chief financial officer for any member of the Group;

6.	Pay fees or emoluments to the Directors or directors of any member of the Group;

7.	Give any guarantee, indemnity, assurance or the like otherwise than in the ordinary course of business;

8.	Create or issue any debenture, mortgage, charge or other security or increase the amount of any borrowings capable of being secured thereby;

9.	Acquire, subscribe or dispose of any share, debenture, mortgage, loan capital or security (or any interest therein) in any undertaking or trust save for short term investments;

10.	Make any loan other than credit given in the normal course of trading;

11.	Make any tax claim, disclaimer, surrender, election or consent;

12.	Purchase, lease, acquire, take options over, exchange or otherwise deal in any real property or any interest therein, acquire any assets other than set out in the Business Plan;

13.	Subject to Clause 10.2, institute or settle any litigation, arbitration or other similar proceedings, other than debt collection in the ordinary course of business;

14.	Enter into any agreement, transaction or arrangement with either of the Shareholders or with any affiliate or any other person connected with either of them within the meaning of section 1122 of CTA;

15.	Enter into any loan agreement or other financing agreement or incur commitments of a like nature which shall include without limitation agreements for the leasing, hire purchase or purchase on deferred terms of any asset, make alterations to any such agreement as is entered into or make drawings or prepayments thereunder;

16.	Enter into any contract (either as a single transaction or as a series of related transactions) for the supply of goods or services (whether for cash or subject to any credit, lease, hire or similar finance agreement) which cannot be terminated without payment of compensation by 12 months’ notice or less and/ or which is of a value in excess of US$5,000,000;
(A)	Enter into any material contract or commitment or pay any management or other fee other than in the ordinary and proper course of business on arm’s length;
17.	Approve any Business Plan (including any AOP or Quarterly Forecast or Board Presentation or materially vary, revise or depart from any Business Plan (including such AOP, Quarterly Forecast or Board Presentation);

18.	Approve any expenditure in excess of the Budget or of an amount in excess of the relevant expenditure provided for therein in respect of any single transaction or series of related transactions;

19.	Enter into any joint venture, partnership or profit sharing agreement with any other person;

20.	Sell, release, assign or factor the debts or securities of any member of the Group;

21.	Appoint any person other than an ‘A’ Director or ‘B’ Director as a director of any member of the Group ;

22.	Approve any transferee or allottee of any share in the Company other than any such transferee as is authorised by this Deed or the Articles;

23.	Pay any dividend other than a Preference Dividend;

24.	Appoint any committee of the Directors or directors of any member of the Group or entrust or confer to such committee any of the powers exercisable by the Directors or directors of any member of the Group; or

25.	Do or permit or suffer to be done any act or thing whereby any member of the Group may be wound up (whether voluntarily or compulsorily) save as expressly provided in this Deed.

SCHEDULE 6
The Guarantee
1.	GUARANTEE

1.1	Each Guarantor irrevocably and unconditionally:
(a)	guarantees to the Guaranteed Parties as principal obligor the due and punctual performance and observance by the relevant Principal Obligor of all of its obligations under this Deed; and

(b)	undertakes to indemnify the Guaranteed Parties against all losses, damages, costs and expenses incurred by the Guaranteed Parties arising from any failure by the relevant Principal Obligor to perform and/or observe any of its obligations under this Deed, and in the case of the Brightstar Guarantor, for the avoidance of doubt and without prejudice to the generality of the foregoing:
(i)	the guarantee and indemnity shall apply in respect of all of the obligations expressed to be undertaken by Brightstar as set out in Schedule 8 whether or not any such TechData Funding Advance is actually paid by the relevant TechData Party to Brightstar or to another party as directed by the Company on behalf of Brightstar as Brightstar’s related Phase 2 Funding Contribution, and whether or not that TechData Funding Advance is provided by TechData or another TechData Party; and

(ii)	the obligations of the Brightstar Guarantor pursuant to Clause 18 and this schedule are given to TechData both on behalf of TechData itself and as trustee for each other TechData Party who has made any TechData Funding Advance.
(together “this Guarantee”).

2.	CONTINUING SECURITY

This Guarantee is to be a continuing security which shall remain in full force and effect until all of the obligations of the relevant Principal Obligor under this Deed shall have been fulfilled or shall have expired in accordance with the terms of this Deed (whichever is the sooner) and this Guarantee is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Guaranteed Party may now or hereafter hold in respect of all or any of the obligations of the relevant Principal Obligor under this Deed.

3.	GUARANTEED PARTY’S PROTECTIONS

The liability of each Guarantor under this Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate that Guarantor from its obligations hereunder including, without limitation:
(a)	any amendment, variation or modification to, or replacement of this Deed in accordance with Clause 27 of this Deed;

(b)	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the relevant Principal Obligor or any other person;

(c)	any time or indulgence or waiver given to, or composition made with, the relevant Principal Obligor or any other person; or

(d)	the relevant Principal Obligor becoming insolvent, going into receivership or liquidation or having an administrator appointed.
4.	FURTHER PROTECTION

4.1	In respect of each Guarantor, this Guarantee shall continue in full force and effect notwithstanding:
(a)	that any purported obligation of the relevant Principal Obligor or any other person to the Guaranteed Party (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Guaranteed Party or the Guarantor; or

(b)	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Guarantor or the relevant Principal Obligor or any other matter whatsoever.
5.	PRIMARY OBLIGATIONS

In respect of each Guarantor, this Guarantee shall constitute the primary obligations of the Guarantor and the Guaranteed Party shall not be obliged to make any demand on the relevant Principal Obligor before enforcing its rights against the Guarantor under this Guarantee.

6.	WAIVER

No delay or omission of the Guaranteed Party in exercising any right, power or privilege under this Guarantee shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

7.	INVALIDITY

If at any time any one or more of the provisions of this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

8.	TECHDATA PARTY RIGHTS

For the avoidance of doubt, any TechData Funding Advances made by a TechData Party that is not TechData shall have the benefit of all the rights of a Guaranteed Party in relation thereto as if it were a party to this Deed, and the Guarantor hereby irrevocably agrees that such TechData Party may either directly or through TechData enforce any such rights against the Guarantor.

SCHEDULE 7
Board Checklist/Agenda

SCHEDULED MEETINGS
	Mar.	Annual	June	Sept.	Dec.
	4th Q	Mar.	1st Q	2nd Q	3rd Q
(a) Board Meeting Resolutions

Annual or Quarterly results (financial statements)	X	X	X	X	X
Set Annual meeting date (current FY)	X
Review and update authorities (Schedule 5)		X
Approve annual financial accounts		X
Appoint Board Chairman		X
Declare dividends (preferred & regular)		X
Approve Annual Business Plan including:	X
Capital budget (next FY)	X
Capital expenditures (current FY)	X
Statement of Cash Flow	X
P&L, Budget and Balance Sheet	X
Management Report (MD & FD)	X
ACTIONS REQUIRING BOARD RESOLUTION
Contract signature authority	*	*	*	*	*
Approve Checks over £50,000
Funding calls to Shareholders	*	*	*	*	*
Approve any mortgage or lien on assets	*	*	*	*	*
Appoint executive directors (non-voting)	*	*	*	*	*
Appoint or remove director (A or B, not both)	*	*	*	*	*
Appoint or remove officers	*	*	*	*	*
Appoint or remove auditors	*	*	*	*	*
Change of registered address	*	*	*	*	*
Any schedule 5 restricted matters	*	*	*	*	*
Changes in Articles, Memorandum	*	*	*	*	*
Minutes (Annual Shareholder)			X
Minutes (Quarterly)	X		X	X	X
Activities
File annual accounts				A
Deliver Annual Return (Form 363)	A
Performance review	A	A	A	A	A
Strategic planning process review	A		*	*	*

* = As needed

X = Action/Resolution

A = Activity

SCHEDULE 8
TechData Funding Advance
The following terms shall apply to the TechData Funding Advance.
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Schedule:

“Call Date”, subject to paragraph 8 of this Schedule 8, in relation to each and all Drawdowns means January 15, 2013;

“Drawdown” means for any Phase 2 Funding, the amount of the TechData Funding Advance;

“Drawdown Date” means the date on which any part of the TechData Funds Advance was paid to or on behalf of Brightstar;

“Insolvency Event” shall have the meaning set out in clause 17.3(e) save that references to the Company shall be replaced with each of the Brightstar Guarantor and Brightstar;

“Funding Period” means each fiscal quarter of the Company that TechData Funding Advances exist;

“Official Dealing Rate” means the yearly rate of interest announced by the Monetary Policy Committee of the Bank of England (and from time to time in force) as the official dealing rate, being the rate at which the Bank of England is willing to enter into transactions for providing short term liquidity in the money markets; and

“Working Capital Funding Rate” means a yearly rate 5 per cent. a year above Official Dealing Rate from time to time.

2.	PURPOSE

Brightstar shall only use the TechData Funding Advance for the purposes of the Phase 2 Brightstar Contribution.

3.	DRAWDOWN

Brightstar shall be deemed to draw down the TechData Funding Advance in respect only of funding cash for the Brightstar Phase 2 Contribution and Brightstar hereby authorises TechData to pay through the TD Working Capital Funding Structure, or directly to either the Company, subsidiaries, or affiliates of TechData for the Business (each being a “Relevant Recipient”) all or such part of the TechData Funding Advance as the Company shall direct pursuant to Clause 5.1(a).

4.	CALL

On the Call Date, TechData shall notify Brightstar to take, at TechData’s direction, either one of the following alternatives with respect to all TechData Funding Advance outstanding:
(i)	Contribute capital to the Company that shall be used by the Company to cause the outstanding TechData Funding Advances to be repaid through the TD Working Capital Funding Structure; or

(ii)	Make a non-recourse, non-interest bearing loan, as directed by TechData, in accordance with Clause 5.1(e) either to the Company or through the TD Working Capital Funding Structure, and following receipt by Brightstar of such notification, it shall immediately be obligated to comply with such provisions (“Call”).

Brightstar shall also pay to the relevant Tech Data Party all accrued Working Capital Funding Rate charges, on the Call Date and Brightstar hereby irrevocably instructs the Company to procure that, in relation to the repayment of any amount of Phase 2 Funding otherwise repayable to Brightstar, the Company shall ensure that such amount will be paid to the relevant Tech Data Party notified by TechData through the TD Working Capital Funding Structure in order to repay the related TechData Funding Advance.

5.	ADVANCE PAYMENT

Brightstar may, at any time prior to the Call Date, on seven days’ notice to TechData provide a Brightstar advance for any TechData Funding Advance or part thereof through the TD Working Capital Funding Structure to the relevant Tech Data Party together with a payment to the relevant TechData Party of any and all Working Capital Funding Rate charges thereon as of the time of payment.

6.	WORKING CAPITAL FUNDING RATE CHARGE AND DEFAULT INTEREST

6.1	Working Capital Funding Rate charges shall accrue on the TechData Funding Advance during each Funding Period at the Working Capital Funding Rate.

6.2	Working Captial Funding Rate charges shall be paid in arrears in respect of the TechData Funding Advance on a quarterly basis.

6.3	Working Capital Funding Rate charges shall accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year.

6.4	If the TechData Funding Advance is not repaid in full within 5 days of the Call Date or any amount payable under this Agreement is not paid in full on the due date, the unpaid amount shall bear interest (both before and after judgement) at a yearly rate of 7 per cent above the Official Dealing Rate.

7.	NO SECURITY

No security shall be granted by Brightstar to the TechData Party in connection with the TechData Funding Advance.

8.	CALL ACCELERATION

At Tech Data’s sole option, the Call Date may be accelerated to a date that is 5 Business Days following Tech Data providing notice of a Call to Brightstar, if Brightstar fails to pay any amount when due under this Schedule 8, or immediately upon notice if an Insolvency Event occurs in respect of Brightstar or the Brightstar Guarantor.

9.	TECHDATA PARTY ENFORCEMENT RIGHTS

For the avoidance of doubt, regardless as to whether the TechData Funding Advance is paid directly to Brightstar or a Relevant Recipient through the TD Working Capital Structure, such TechData Funding Advance shall be treated as a TD Funding Advance under this Schedule 8 and the Agreement, and the relevant TechData Party who has provided such TechData Funding Advance (as described in this Schedule 8) shall have the benefits of all covenants stated to be in favour of TechData in that regard including those contained in this Schedule 8, and Brightstar irrevocably agrees that such TechData Party may either directly or through TechData enforce any similar rights against Brightstar.

10.	OTHER PROVISIONS

The provisions set out in this Schedule 8 are in addition to those terms under which the TechData Guarantor ordinarily operates the TD Working Capital Funding Structure.

EXECUTED AS A DEED
by WDC LIMITED PARTNERSHIP, an
exempted limited partnership formed
under the laws of Bermuda, acting by
RAUL MARCELO CLARE (being a person
who, in accordance with the laws of
that territory, is acting under the
authority of the limited partnership
as Manager/Member of Brightstar
Venture LLC, a Delaware limited
liability company, General Partner)
in the presence of:
Sign here /s/ Raul Marcelo Claure Authorised signatory (or signatories)

Witness: Signature	/s/ William Alejandro

Printed Name:	William Alejandro

Address:

Occupation:	VP Finance

EXECUTED AS A DEED
by TD UNITED KINGDOM ACQUISITION LIMITED
acting by:

Signature of Director	/s/ Nestor Cano

Print name of Director	Nestor Cano

Signature of Director/Secretary	/s/ Charles V. Dannewitz

Print name of Director/Secretary	Charles V. Dannewitz

EXECUTED AS A DEED by BRIGHTSTAR CORP., a company incorporated in the State of Delaware, acting by RAUL MARCELO CLAURE (being a person who, in accordance with the laws of that territory, is acting under the authority of the Company) in the presence of:
Sign here /s/ Raul Marcelo Claure Authorised signatory

Witness: Signature	/s/ William Alejandro

Name	William Alejandro

Address

Occupation	VP Finance

EXECUTED AS A DEED by TECHDATA
CORPORATION, a company incorporated
in Florida, acting by NESTOR CANO
(being a person who, in accordance
with the laws of that territory, is
acting under the authority of the
company) in the presence of:
Sign here /s/ Nestor Cano Authorised signatory (or signatories)

Witness: Signature	/s/ Isabel Tafalla

Name	Isabel Tafalla

Address

Occupation	Assistant

EXECUTED AS A DEED
by BRIGHTSTAR EUROPE LIMITED

Signature of Director	/s/ Raul Marcelo Claure

Print name of Director	Raul Marcelo Claure

Signature of Director/Secretary	/s/ Nestor Cano

Print name of Director/Secretary	Nestor Cano